UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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FLUOR CORPORATION
(Name of Registrant as Specified In Its Charter)

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Fluor Corporation
6700 Las Colinas Boulevard
Irving, Texas 75039

March 13, 2012

Dear Stockholder:

        You are cordially invited to attend the 2012 annual meeting of stockholders. The meeting will be held on Thursday, May 3, 2012, beginning at 9:00 a.m. Central Daylight Time, at Fluor Corporation, 6700 Las Colinas Boulevard, Irving, Texas 75039. A map showing the meeting location is included for your convenience on the back page of this booklet.

        Information about the meeting is presented on the following pages. In addition to the formal items of business to be brought before the meeting, members of management will report on the company's operations and respond to stockholder questions.

        We are pleased to be using the U.S. Securities and Exchange Commission rule that allows companies to furnish proxy materials to their stockholders primarily over the Internet. We believe that this process expedites stockholders' receipt of proxy materials, lowers the costs of the annual meeting and helps to conserve natural resources. On or about March 13, 2012, we will begin mailing our stockholders a Notice of Internet Availability of Proxy Materials (the "Notice") containing instructions on how to access our 2012 Proxy Statement and 2011 Annual Report and how to vote online. The Notice will also include instructions on how to request a paper copy of the proxy materials, including the notice of annual meeting, proxy statement, annual report and proxy card.

        Whether or not you plan to attend the meeting, your vote is important and we encourage you to review our proxy materials and promptly cast your vote using the instructions provided in the Notice. You may vote your shares over the Internet or via a toll-free telephone number. Alternatively, if you request or receive a paper copy of the proxy materials by mail, you may vote over the Internet, you may vote by telephone, or you may sign, date and mail the proxy card in the envelope provided. Instructions regarding the three methods of voting are contained in the Notice or proxy card.

        Thank you for your continued support of Fluor Corporation. I look forward to seeing you on May 3rd.

Sincerely,
David T. Seaton Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 3, 2012

        The annual meeting of stockholders of Fluor Corporation will be held at Fluor Corporation, 6700 Las Colinas Boulevard, Irving, Texas 75039, on Thursday, May 3, 2012, at 9:00 a.m. Central Daylight Time. At the meeting, our stockholders will consider and vote on the following matters:

  1.
  The election of four Class I directors named in the proxy statement to serve until the 2013 annual meeting of stockholders and until their respective successors are elected and qualified.

  2.
  An advisory vote to approve the company's executive compensation.

  3.
  The amendment of our Amended and Restated Certificate of Incorporation to grant holders of at least 25% of the company's outstanding shares of common stock the right to call a special meeting of stockholders.

  4.
  The ratification of the appointment by our Audit Committee of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending December 31, 2012.

  5.
  Such other matters as may be properly presented at the meeting or any adjournment thereof.

        All stockholders of record at the close of business on March 9, 2012 are entitled to receive notice of, and to vote at, the annual meeting. Stockholders are cordially invited to attend the meeting in person; however, regardless of whether you plan to attend the meeting in person, please cast your vote as instructed in the Notice of Internet Availability of Proxy Materials (the "Notice") as promptly as possible. Alternatively, if you wish to receive paper copies of your proxy materials, including the proxy card, please follow the instructions in the Notice. Once you receive paper copies of your proxy materials, please complete, sign, date and promptly return the proxy card in the postage-prepaid return envelope provided, or follow the instructions set forth on the proxy card to authorize the voting of your shares over the Internet or by telephone. Your prompt response is necessary to ensure that your shares are represented at the meeting.

By Order of the Board of Directors,
Carlos M. Hernandez Senior Vice President, Chief Legal Officer and Secretary
March 13, 2012 Irving, Texas

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 3, 2012: This proxy statement and the company's 2011 Annual Report to Stockholders are available at www.proxyvote.com.

Page
Notice of Annual Meeting of Stockholders
Election of Directors—Proposal 1	4
Biographical Information, Including Experience, Qualifications, Attributes and Skills	4
Corporate Governance	11
General	11
Determination of Independence of Directors	11
Board Leadership	13
Lead Independent Director	14
Consideration of Director Nominees	14
Communications with the Board	15
Board of Directors Meetings and Committees	16
Certain Relationships and Related Transactions	19
Review and Approval of Transactions with Related Persons	19
Risk Management Oversight	19
Compensation Committee Interlocks and Insider Participation	20
Advisory Vote to Approve Executive Compensation—Proposal 2	21
Executive Compensation—Compensation Discussion and Analysis	23
Organization and Compensation Committee Report	39
Summary Compensation Table	40
All Other Compensation	42
Grants of Plan-Based Awards in 2011	43
New Hire and Retention Agreements	45
Outstanding Equity Awards at 2011 Fiscal Year End	45
Option Exercises and Stock Vested in 2011	47
Pension Benefits	48
Nonqualified Deferred Compensation	50
Potential Payments Upon Termination or Change in Control	52
Director Compensation	58
Amendment of Certificate of Incorporation to Grant Holders of At Least 25% of the Company's Outstanding Shares of Common Stock the Right to Call a Special Meeting of Stockholders—Proposal 3	62
Ratification of Appointment of Independent Registered Public Accounting Firm—Proposal 4	64
Report of the Audit Committee	66
Stock Ownership and Stock-Based Holdings of Executive Officers and Directors	68
Stock Ownership of Certain Beneficial Owners	70
Section 16(a) Beneficial Ownership Reporting Compliance	71
Other Business	71
Additional Information	71
Directions to the Fluor Corporation 2012 Annual Stockholders Meeting

FLUOR CORPORATION

PROXY STATEMENT

March 13, 2012

        This proxy statement is furnished in connection with the solicitation by the Board of Directors of Fluor Corporation (the "company" or "Fluor") of your proxy for use at the annual meeting of stockholders to be held at Fluor Corporation, 6700 Las Colinas Boulevard, Irving, Texas 75039, on Thursday, May 3, 2012, at 9:00 a.m. Central Daylight Time, or at any adjournment or postponement thereof (the "Annual Meeting").

        The current mailing address of the principal executive offices of Fluor Corporation is 6700 Las Colinas Boulevard, Irving, Texas 75039. Please direct any communications to this mailing address.

Internet Availability of Proxy Materials

        As permitted by U.S. Securities and Exchange Commission rules, we are making this proxy statement and our annual report available to our stockholders primarily via the Internet, rather than mailing printed copies of these materials to each stockholder. We believe that this process will expedite stockholders' receipt of proxy materials, lower the costs of the Annual Meeting and help to conserve natural resources. On or about March 13, 2012, we will begin mailing to each stockholder (other than those who previously requested electronic delivery of all materials or previously elected to receive delivery of a paper copy of the proxy materials) a Notice of Internet Availability of Proxy Materials (the "Notice") containing instructions on how to access and review the proxy materials, including our proxy statement and our annual report, on the Internet and how to access an electronic proxy card to vote on the Internet or by telephone. The Notice also contains instructions on how to receive a paper copy of the proxy materials. If you receive a Notice by mail, you will not receive a printed copy of the proxy materials unless you request one. If you receive a Notice by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice.

Voting Instructions

        If you own your shares of common stock of record or you hold shares in a Fluor or Fluor subsidiary's retirement plan participant account, you may authorize the voting of your shares over the Internet at www.proxyvote.com or telephonically by calling 1-800-690-6903 and by following the instructions in the Notice. If you requested a paper copy of the proxy materials, you may also authorize the voting of your shares by following the instructions on the enclosed proxy card. Authorizations submitted over the Internet or by telephone must be received by 11:59 p.m. Eastern Daylight Time on

May 2, 2012, except with respect to shares held in company retirement plans, which, as discussed below, must be received by 5:59 p.m. Eastern Daylight Time on May 1, 2012 to be voted by the trustee.

        If the shares you own are held in "street name" by a bank, brokerage firm or other nominee, that nominee may provide you with a Notice. Follow the instructions on the Notice to access our proxy materials and vote online, or to request a paper or email copy of our proxy materials. If you receive these materials in paper form, the materials include a voting instruction card so you can instruct your bank, broker or other nominee how to vote your shares.

        On March 9, 2012, the company had 169,464,342 shares of common stock outstanding. The presence at the meeting, in person or by proxy, of a majority of the outstanding shares of Fluor common stock on the record date will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes (broker-held shares for which the brokers have not received voting instructions from clients and with respect to which the brokers do not have discretionary authority to vote on a matter) are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting.

        Stockholders have one vote for each share of Fluor common stock owned by them as of the close of business on March 9, 2012, the record date, with respect to all business of the meeting. Each director nominee receiving the majority of votes cast (number of shares voted "for" a director nominee must exceed the number of votes cast "against" that director nominee) will be elected as a director, provided that if the number of nominees exceeds the number of directors to be elected (a situation we do not anticipate), the directors shall be elected by a plurality of the votes cast. Abstentions and broker non-votes are not counted in the determination of votes cast, and thus do not have an effect on the outcome of voting for directors. With respect to the advisory vote to approve executive compensation and the ratification of the independent auditors, the affirmative vote of the majority of shares represented in person or by proxy at the Annual Meeting and entitled to vote is required. Abstentions have the same effect as a vote against these proposals, and broker non-votes do not have an effect on the outcome of the proposals. Each of these votes is advisory, and the Board will give consideration to the voting results.

        With respect to the amendment to the Amended and Restated Certificate of Incorporation to grant holders of at least 25% of our outstanding shares of common stock the right to call a special meeting of stockholders, the affirmative vote of a majority of the outstanding shares is required. Abstentions and broker non-votes have the same effect as a vote against this proposal.

        If your shares are held in street name and you do not provide voting instructions to your broker in advance of the Annual Meeting, New York Stock Exchange rules grant your broker discretionary authority to vote on "routine matters," including the ratification of the independent auditors (Proposal 4). However, the proposals regarding the election of directors, advisory vote to approve executive compensation and amendment to the Amended and Restated Certificate of Incorporation are not considered "routine matters." Therefore, if you hold your shares of company common stock in street name and do not provide voting instructions to your broker, your shares will not be voted for proposals 1, 2 and 3. We urge you to promptly provide voting instructions to your broker to ensure that your shares are voted on these proposals. Please follow the instructions set forth in the Notice.

        For shares other than shares held in the Fluor retirement plans or held in street name, if you properly submit a proxy without giving specific voting instructions, the proxyholders named therein will vote in accordance with the recommendation of the Board of Directors (1) FOR the election of the four director nominees listed below, (2) FOR the advisory resolution to approve executive compensation, (3) FOR the amendment of our Amended and Restated Certificate of Incorporation to

grant holders of at least 25% of our outstanding shares of common stock the right to call a special meeting of stockholders, and (4) FOR the ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the year ending December 31, 2012. As to any other business that may properly come before the meeting, the proxyholders will vote in accordance with their best judgment, although the company does not presently know of any other business. For shares held of record, you may revoke your proxy or change your voting instructions by submitting a later-dated vote in person at the annual meeting, via the Internet, by telephone or by delivering written notice to the Secretary of the company at any time prior to 24 hours before the commencement of the Annual Meeting. If the shares you own are held in "street name" by a bank, brokerage firm or other nominee, you should contact that nominee if you wish to revoke or change previously given voting instructions.

        For shares held in the company retirement plans, voting instructions (and any revocation or change of voting instructions) must be received by 5:59 p.m. Eastern Daylight Time on May 1, 2012, in order for the trustee to vote your shares in accordance with your instructions. If your voting instructions are not received by 5:59 p.m. Eastern Daylight Time on May 1, 2012, or if you do not provide properly completed and executed voting instructions, any shares you hold in the company retirement plans will be voted by the trustee in favor of the four nominees for director, and in proportion to the manner in which the other company retirement plan participants vote their shares with respect to the other proposals.

ELECTION OF DIRECTORS

Proposal 1

        At the 2011 annual meeting, the company's stockholders voted to phase out the classification of the Board and to provide instead for the annual election of directors, commencing with the 2012 Annual Meeting. Directors previously elected to three-year terms are entitled to serve the remainder of such terms before standing for re-election.

        In accordance with the company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, four Class I directors, Peter K. Barker, Alan M. Bennett, Dean R. O'Hare and David T. Seaton, have been nominated for election at the Annual Meeting to serve a one-year term expiring at the annual meeting in 2013 and until their respective successors are elected and qualified.

        Each of the nominees listed above has agreed to serve as a director of the company if elected. The company knows of no reason why the nominees would not be available for election or, if elected, would not be able to serve. If any of the nominees decline or are unable to serve as a nominee at the time of the Annual Meeting, the persons named as proxies may vote either (1) for a substitute nominee designated by the present Board to fill the vacancy or (2) for the balance of the nominees, leaving a vacancy. Alternatively, the Board may reduce the size of the Board.

        Under the standard applicable to the company's director elections, a director must receive the affirmative vote of a majority of the votes cast; except that directors shall be elected by a plurality of the votes cast if as of the record date for such meeting the number of director nominees exceeds the number of directors to be elected (a situation we do not anticipate). A majority of the votes cast means that the number of shares voted "for" a director nominee must exceed the number of shares voted "against" that director nominee. If an incumbent director is not re-elected, the Governance Committee will consider his or her contingent resignation given prior to the meeting and make a recommendation to the Board on whether to accept or reject the resignation. The Board will then publicly announce its decision regarding whether to accept the resignation and, if not, the reasons why.

Biographical Information, including Experience, Qualifications, Attributes and Skills

        The following biographical information is furnished with respect to each of the nominees for election at the Annual Meeting and each of the other directors whose terms will continue after the Annual Meeting. The information presented includes information each director has given us about his or her age, all positions he or she holds with the company, his or her principal occupation and business experience for at least the past five years, and the names of other public companies of which he or she currently serves or has served as a director in the last five years. Directors are shown as serving from the dates of their original elections to the Board of Directors of Fluor prior to its reverse spin-off transaction in November 30, 2000 wherein Fluor's coal segment was separated from Fluor's other businesses.

        As discussed further below under "Corporate Governance—Consideration of Director Nominees," the Governance Committee is responsible for reviewing with the Board on an annual basis the appropriate skills and characteristics required of members of the Board in the context of the current make-up of the Board. The company's directors have experience with businesses that operate in industries in which the company operates, such as oil and gas and government contracting, or have particular skills that are beneficial to the company's business, such as knowledge of financial matters, risk oversight, compliance and familiarity with non-U.S. markets. The following information highlights the specific experience, qualifications, attributes and skills that our individual directors possess which have led the Governance Committee to conclude that each such individual should continue to serve on the company's Board.

Class I Director Nominees

PETER K. BARKER, age 63.
Director since 2007; member of the Audit and Governance Committees.
California Chairman of JPMorgan Chase & Co., a global financial services firm, since September 2009; Partner at Goldman Sachs & Co. until his retirement in May 2002; joined Goldman Sachs & Co. in November 1971.
Mr. Barker is also a director of Avery Dennison Corporation (Pasadena, California). He has also served as a director of GSC Investment Corp. (New York, New York) in the last five years.
Mr. Barker's vast experience in international financial and banking matters at JPMorgan Chase & Co. and Goldman Sachs makes him a valued member of our Board and Audit Committee. His 40 years of experience allow him to share insights with the Board on matters such as capital structure, mergers, acquisitions, financings and strategic planning as well as with regard to general business trends, accounting and financial matters.

ALAN M. BENNETT, age 61.
Director since 2011; member of the Audit Committee.
President and Chief Executive Officer of H&R Block, Inc., a publicly traded entity providing tax, banking and business and consulting services, from July 2010 to May 2011; former Interim Chief Executive Officer of H&R Block, Inc. from November 2007 to August 2008; Senior Vice President and Chief Financial Officer of Aetna, Inc., a provider of health care benefits, from September 2001 to February 2007.
Mr. Bennett is also a director of Halliburton Company (Houston, Texas) and The TJX Companies, Inc. (Framingham, Massachusetts). He has also served as a director of H&R Block, Inc. (Kansas City, Missouri) and Bausch & Lomb (Rochester, New York) in the last five years.
Mr. Bennett brings to the Board a deep understanding of business administration, business operations, finance and sales and marketing, developed through his experience as a former Chief Executive Officer, Chief Financial Officer and Vice President of Sales and Marketing. His leadership roles at H&R Block and Aetna provide the Board with valuable public company insights into business strategy and financial planning. In addition, he brings almost 40 years of experience in accounting and financial matters to our Audit Committee.

DEAN R. O'HARE, age 69.
Director since 1997; Chair of the Governance Committee and member of the Executive and Audit Committees.
Chairman and Chief Executive Officer of The Chubb Corporation, the holding company for the Chubb Group of Insurance Companies, from June 1988 until his retirement in December 2002; joined The Chubb Corporation in 1963.
Mr. O'Hare is also a director of H.J. Heinz Company (Pittsburgh, Pennsylvania) and AGL Resources, Inc. (Atlanta, Georgia).
Mr. O'Hare's experience as the Chief Executive Officer of The Chubb Corporation, a global insurance company in the Fortune 500, contributes significantly to our Board's oversight of risk, financial matters and international operations. His 40 years of experience with products that assist clients in managing exposure and minimizing risks allow him to provide insight to the Board on risk management, strategy and global operations. Additionally, his role as a director of other global companies brings diverse knowledge to our Board.

DAVID T. SEATON, age 50.
Director since February 2011; Chairman of the Board and Chair of the Executive Committee.
Chairman (since February 2012) and Chief Executive Officer (since February 2011) of Fluor; Chief Operating Officer from November 2009 to February 2011; Senior Group President, Energy and Chemicals, Power and Government from March 2009 to November 2009; Group President, Energy & Chemicals from March 2007 to March 2009; Group Executive from September 2005 to March 2007; joined Fluor in 1985.
Mr. Seaton is also a director of The Mosaic Company (Plymouth, Minnesota).
Mr. Seaton, the company's Chief Executive Officer, brings to the Board extensive leadership experience with, and knowledge of, the company's business and strategy, particularly in the energy and chemicals markets. He has worked (and lived) in many Fluor locations, including the Middle East, and provides insight to the Board on the company's global operations. Additionally, his more than 25 years of service with the company provide the Board with a historical perspective on the company's growth and operations.

Class II Directors—Term Expires 2013

ROSEMARY T. BERKERY, age 58.
Director since 2010; member of the Governance Committee.
Vice Chairman of UBS Wealth Management Americas and Chairman of UBS Bank USA, a wealth management banking business, since March 2010. Former Vice Chairman, Executive Vice President and General Counsel of Merrill Lynch & Co., Inc., a global securities and financial services business, from October 2001 to December 2008; joined Merrill Lynch & Co., Inc. in 1983.
Ms. Berkery's broad range of experience in legal, financial and business matters make her a valued member of the company's Board. Her more than 30 years in the legal field, both in private practice and in-house, with prior experience managing more than 900 members of a legal and compliance team for a global operation, make her an excellent resource to the Board and the Governance Committee on legal and compliance matters.

JAMES T. HACKETT, age 58.
Director since 2001; member of the Governance and Organization and Compensation Committees.
Chairman (since January 2006) and Chief Executive Officer (since December 2003) of Anadarko Petroleum Corporation, an independent oil and gas exploration and production company. Effective May 15, 2012, Mr. Hackett will step down as Chief Executive Officer of Anadarko Petroleum and continue as its Executive Chairman.
Mr. Hackett is also a director of Anadarko Petroleum Corporation (The Woodlands, Texas) and Bunge Limited (White Plains, New York). He has also served as a director of Halliburton Company (Houston, Texas) and Temple-Inland, Inc. (Austin, Texas) in the last five years.
Mr. Hackett has extensive knowledge of the global oil and gas industry based on his experience as Chairman and Chief Executive Officer of Anadarko Petroleum Corporation, former Chairman and Chief Executive Officer of Ocean Energy and former President and Chief Operating Officer of Devon Energy. His several decades of executive experience, as well as his experience serving on other public company boards and as Chairman of the Board of the Federal Reserve Bank of Dallas, enable him to provide respected financial guidance, as well as perspective about the ever-evolving energy market from which we derive a substantial portion of our revenues.

KENT KRESA, age 73.
Director since 2003; Chair of the Audit Committee and member of the Executive and Organization and Compensation Committees.
Chairman Emeritus of Northrop Grumman Corporation, a global defense company, since September 2003. Former Chairman and Chief Executive Officer of Northrop Grumman Corporation from 1990 until April 2003.
Mr. Kresa is also a director of MannKind Corporation (Valencia, California). He has also served as a director of Avery Dennison Corporation (Pasadena, California) and General Motors Corporation (Detroit, Michigan) in the last five years.
Mr. Kresa's experience as the former Chairman and Chief Executive Officer of the major defense contractor, Northrop Grumman Corporation, provides him with extensive knowledge of financial and accounting matters for complex global organizations as well as a thorough understanding of the intricacies of government contracting. Additionally, his role as a director of other global companies brings diverse knowledge to our Board. These skills provide our Board with special insight on matters relating to our financial reporting requirements as well as those affecting our Government business.

NADER H. SULTAN, age 63.
Director since 2009; member of the Audit and Governance Committees.
Senior Partner in F&N Consultancy, a firm specializing in high level strategic advice related to the energy industry, since September 2004. Former Chief Executive Officer of Kuwait Petroleum Corporation.
Mr. Sultan is also the non-executive chairman of Ikarus Petroleum Holdings in Kuwait.
Mr. Sultan brings great insight and high-level strategic contributions to the Board as a result of his more than 40 years of experience in the international energy business, most recently as a chief executive officer running a national oil company in the Middle East. He provides a valued global perspective with regard to national oil companies and the Middle East in terms of business operations, politics and culture. His opinions and understanding of the Middle East region are important since it is an area in which we are expanding our business presence and from which we have derived and are continuing to derive a portion of our revenues.

Class III Directors—Term Expires 2014

PETER J. FLUOR, age 64.
Director since 1984; Lead Independent Director since February 2003; Chair of the Organization and Compensation Committee and member of the Executive and Governance Committees.
Chairman and Chief Executive Officer of Texas Crude Energy, LLC, an international oil and gas exploration and production company, since 2001; President and Chief Executive Officer of Texas Crude Energy from 1980-2001; joined Texas Crude Energy in 1972.
Mr. Fluor is also a director of Anadarko Petroleum Corporation (The Woodlands, Texas) and Cameron International Corporation (Houston, Texas). He has also served as a director of Devon Energy Corporation (Oklahoma City, Oklahoma) in the last five years.
Mr. Fluor has 40 years of experience in the energy industry, most recently as Chairman and Chief Executive Officer of Texas Crude Energy, LLC. His vast knowledge of the global oil and gas industry and his experience managing international businesses, together with his unique heritage and understanding of our company's legacy, make him an invaluable asset to our Board. Mr. Fluor is our longest serving board member, providing 28 consecutive years of board experience, with extensive knowledge of our business operations, clients and executives.

JOSEPH W. PRUEHER, age 69.
Director since 2003; member of the Governance and Organization and Compensation Committees.
Consulting Professor and Senior Advisor, Stanford University, since 2001. Former Schlesinger Professor, University of Virginia, from 2009 to August 2011; U.S. Ambassador to the People's Republic of China from 1999 to 2001; and Admiral, U.S. Navy (Retired), Commander-in-Chief of U.S. Pacific Command from 1996 to 1999.
Admiral Prueher is also a director of Emerson Electric Co. (St. Louis, Missouri) and Amerigroup Corporation (Virginia Beach, Virginia). He has also served as a director of DynCorp International Inc. (Falls Church, Virginia), Merrill Lynch & Co., Inc. (New York, New York), Bank of America Corporation (New York, New York) and The Wornick Company, a wholly-owned subsidiary of TWC Holding LLC (Cincinnati, Ohio), in the last five years.

Admiral Prueher has more than 40 years of experience in dealing with military, security, foreign policy and global business matters. He brings to the Board an international, informed and seasoned set of perspectives, a well-developed engineering background, and extensive expertise and insights on Asia and the Pacific and business dealings with the U.S. government. Admiral Prueher strengthens our Board's ability to provide meaningful oversight and strategic guidance with regard to global operations, especially in relation to our Government business.

SUZANNE H. WOOLSEY, age 70.
Director since 2004; member of the Audit and Governance Committees.
Chief Executive Officer of Woolsey Partners, LLC, a consulting firm specializing in alternative and renewable energy, since 2009. Former Chief Communications Officer (from 2000 to 2003) and Chief Operating Officer (from 1993 to 2000) of The National Academies, an independent, federally chartered policy institution that acts as an advisor to the nation on science, engineering and medicine.
Dr. Woolsey is also a director of Invesco Van Kampen closed-end funds and a former trustee of the mutual funds distributed by Van Kampen Funds, Inc. (Oakbrook Terrace, Illinois).
Dr. Woolsey's broad range of experience in public policy, corporate and not-for-profit governance, operations and communications brings an informed perspective to the Board. Her years of working in the U.S. government (where, among other things, as a senior staff member of the Office of Management and Budget, she oversaw a significant portion of the Federal budget), as a consulting partner for Coopers & Lybrand and as Chief Operating Officer of The National Academies of Sciences and Engineering give her a deep understanding of financial management, organizational governance and project management that allows her to provide valued contributions to the Board.

Board Recommendation

        The Board of Directors recommends a vote FOR the election of Peter K. Barker, Alan M. Bennett, Dean R. O'Hare and David T. Seaton.

CORPORATE GOVERNANCE

General

        The company has long believed that good corporate governance practices promote the principles of fairness, transparency, accountability and responsibility and will help manage the company for the long-term benefit of its stockholders. During the past year, we continued to review our corporate governance policies and practices and to compare them to those suggested by various commentators on corporate governance and the practices of other public companies.

        Specifically, in 2011, our Board recommended a number of significant changes to our corporate governance practices. Two of these recommendations were implemented when we amended our Amended and Restated Certificate of Incorporation in May 2011 to (i) declassify the Board and (ii) to remove and replace the supermajority voting provisions. As a result of these amendments, directors up for election at this year's annual meeting will be elected for a one-year term; and the Board will be fully declassified in 2014. Furthermore, a supermajority vote will no longer be required for stockholders to take certain actions, including to approve Proposal 3 which, if approved, would amend our Certificate of Incorporation to grant holders of at least 25% of our outstanding shares of common stock the right to call a special meeting of stockholders. The Board believes that these changes promote good corporate governance and are consistent with the interests of our stockholders.

        In addition, in late 2011, our Board reviewed all committee charters and amended the charters for our Audit, Governance and Organization and Compensation Committees. The Board also updated the company's Corporate Governance Guidelines and Code of Business Conduct and Ethics for Members of the Board of Directors. You can access our current committee charters, Corporate Governance Guidelines, Code of Business Conduct and Ethics for Members of the Board of Directors, as well as other information regarding our corporate governance practices, in the governance section of our website at www.fluor.com under "Sustainability." Our Code of Business Conduct and Ethics for Fluor employees can be found in the ethics and compliance section of our website under "Sustainability."

Determination of Independence of Directors

        Under New York Stock Exchange rules and our Corporate Governance Guidelines, a director of the company qualifies as "independent" only if the Board of Directors affirmatively determines that the director has no material relationship with the company (either directly, or as a partner, stockholder or officer of an organization that has a relationship with the company). A relationship is "material" if, in the judgment of the Board, the relationship would interfere with the director's independent judgment.

        Under standards adopted by the Board, a director is not independent if any of the following relationships exist:

  •
  The director is, or has been within the last three years, an employee of Fluor, or an immediate family member is, or has been within the last three years, an executive officer, of Fluor.

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  The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from Fluor, other than director and committee fees, and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service); provided, however, that compensation received by a director for former service as an interim Chairman or Chief Executive Officer or other executive officer need not be considered in determining independence under this test. Additionally, compensation received by an immediate family member for service as an employee of Fluor (other than as an executive officer) need not be considered in determining independence under this test.

  •
  (A) The director is a current partner or employee of a firm that is Fluor's internal or external auditor; (B) the director has an immediate family member who is a current partner of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who personally works on Fluor's audit; or (D) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on Fluor's audit within that time.

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  The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of Fluor's present executive officers at the same time serves or served on that company's compensation committee.

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  The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, Fluor for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company's consolidated gross revenues.

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  The director (or his or her spouse) is an executive officer or a member of the board of directors of a non-profit organization that the company or the Fluor Foundation made charitable contributions to in a single year in excess of the greater of 2% of such charitable organization's consolidated gross revenues or $100,000, excluding any matching gifts made by the Fluor Foundation in connection with donations by Fluor employees or directors.

        Pursuant to the Corporate Governance Guidelines, the Board of Directors undertook its annual review of director independence in February 2012. During this review, the Board considered transactions and relationships between each director (including members of his or her immediate family) and the company and its subsidiaries and affiliates, including those reported under "Certain Relationships and Related Transactions" below. In making independence determinations, the Board considered each relationship not only from the standpoint of the director, but also from the standpoint of persons and organizations with which the director has a relationship. As provided in our Corporate Governance Guidelines, the purpose of this review is to determine whether any such relationships or transactions would interfere with the director's independent judgment, and therefore be inconsistent with a determination that the director is independent.

        The Board determined that Mr. Seaton is not independent under the New York Stock Exchange listing standards and our Corporate Governance Guidelines because of his employment as the Chief Executive Officer of the company. When assessing the independence of the other directors, the Board reviewed all payments made to or received from any entity, within the last three fiscal years, for which those Board members serve as either an employee or board member or an immediate family member serves as an executive officer. Specifically, the Board considered that Mr. Barker is an employee of JPMorgan Chase & Co., and Ms. Berkery is an employee of UBS Wealth Management Americas and UBS Bank USA; and the payments made by the company to each of JPMorgan and UBS for bank account fees, lending fees, brokerage services and other non-advisory services were less than $1.0 million in each of the last three years. Neither Mr. Barker nor Ms. Berkery is an executive officer of the entity for which they work. The Board also considered payments under $1.0 million to a law firm at which Mr. Barker's brother is a partner, and payments to a tax consulting firm at which Ms. Berkery's brother is a partner (which payments were less than .01% of such firm's revenues). Neither Mr. Barker's brother nor Ms. Berkery's brother personally provide services to the company. Finally, the Board considered that certain directors (Mr. Barker, Mr. Bennett, Mr. Fluor, Mr. Hackett,

Mr. Kresa, Mr. O'Hare, Admiral Prueher, Mr. Sultan and Dr. Woolsey) are board members of entities that did business with the company in 2011, 2010 and/or 2009. In each case noted above, the payments to or from any of the foregoing entities did not exceed the greater of $1 million or 2% of such other entity's consolidated gross revenues for any one of the last three fiscal years, and therefore fell below the thresholds of the company's independence standards disclosed above.

        In addition, the Board reviewed charitable contributions made to non-profit organizations for which those Board members (or their respective spouses) serve as an employee or on the board of directors. Specifically, the Board considered that certain directors and/or their family members (Mr. Barker, Ms. Berkery, Mr. Fluor, Mr. Hackett, Mr. Kresa, Mr. O'Hare, Admiral Prueher and Dr. Woolsey) are affiliated with non-profit organizations that received contributions from the company in 2011, 2010 and/or 2009. No organization received contributions in a single year which exceeded the greater of 2% of such charitable organization's consolidated gross revenues or $100,000; and therefore these contributions fell below the thresholds of the company's independence standards discussed above.

        Finally, the Board reviewed the employment of J. Robert Fluor, II, the brother of Mr. Peter Fluor. Mr. J. Robert Fluor II is employed by a subsidiary of the company to provide community relations support. He does not have policy-making authority and is, therefore, not an executive officer for purposes of the independence standards discussed above.

        As a result of this review, the Board affirmatively determined that the following directors, including each of those directors standing for election at the Annual Meeting, are independent of the company and its management under New York Stock Exchange listing standards and the standards set forth in the Corporate Governance Guidelines: Mr. Barker, Ms. Berkery, Mr. Bennett, Mr. Fluor, Mr. Hackett, Mr. Kresa, Mr. O'Hare, Admiral Prueher, Mr. Sultan and Dr. Woolsey. The Board also determined that each of the members of the Audit, Governance and Organization and Compensation Committees has no material relationship with Fluor and is independent within the meaning of Fluor's director independence standards and New York Stock Exchange listing standards for such committee.

Board Leadership

        The Chairman of the company's Board is elected by the Board on an annual basis. The Board, together with the Governance Committee, annually reviews the structure of the Board, and, as set forth in the company's Amended and Restated Bylaws and Corporate Governance Guidelines, the Board is empowered to choose any one of its members as Chairman of the Board. Following Mr. Boeckmann's retirement from the Board, Mr. Seaton, the company's Chief Executive Officer, was elected to serve as the Chairman of the Board. The Board has determined that Mr. Seaton, the individual with primary responsibility for managing the company's day-to-day operations, is best positioned to chair regular Board meetings and to lead and facilitate discussions of key business and strategic issues. The Board believes that its current leadership structure provides independent Board leadership and engagement while also deriving the benefit of having our Chief Executive Officer serve as Chairman. In his role as Chairman, Mr. Seaton presides over Board meetings, provides input on the agenda for each Board meeting and performs such other duties as the Board may request from time to time. The Board has also established a lead independent director position, as it believes that the role of Lead Independent Director is a useful one in promoting good Board governance when the company has a non-independent Chairman. As discussed below, the Lead Independent Director is elected every three years, and his or her duties are closely aligned with the role of an independent, non-executive chairman.

        In addition, each of the Audit, Governance and Organization and Compensation Committees is composed entirely of independent directors. Consequently, independent directors directly oversee critical matters such as the compensation policy for executive officers, succession planning, our corporate governance guidelines, policies and practices, the director nominations process, our corporate finance strategies and initiatives, and the integrity of our financial statements and internal controls over financial reporting.

Lead Independent Director

        To provide for independent leadership, in 2003, the Board created the position of Lead Independent Director, whose primary responsibility is to preside over and set the agenda for all executive sessions of the Board in which management directors and other members of management do not participate. The Lead Independent Director also approves agendas and schedules for meetings of the Board and information sent to the Board, chairs Board meetings in the Chairman's absence, acts as a liaison between the independent directors and the Chairman, provides guidance on the director orientation process for new Board members, consults and communicates with stockholders, as appropriate, and monitors communications to the Board from stockholders and other interested parties. In 2012, the independent members of the Board designated Mr. Peter J. Fluor to serve in this position for a three-year term that expires in February 2015.

Consideration of Director Nominees

  Stockholder Recommendations

        The policy of the Governance Committee is to consider properly submitted stockholder recommendations for candidates for membership on the Board as described below under "—Identifying and Evaluating Nominees for Director." In evaluating those recommendations, the Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth under "—Director Qualifications and Diversity" below. Any stockholder wishing to recommend a candidate for consideration by the Governance Committee should submit a recommendation in writing indicating the candidate's qualifications and other relevant biographical information and provide confirmation of the candidate's consent to serve as director. This information should be addressed to Carlos M. Hernandez, Chief Legal Officer and Secretary, Fluor Corporation, 6700 Las Colinas Boulevard, Irving, Texas 75039. In addition, our Amended and Restated Bylaws permit stockholders to nominate directors for election. See "Additional Information—Advance Notice Procedures" on page 72 of this proxy statement, and Section 2.04 of our Amended and Restated Bylaws, which are included in the governance section of our website at www.fluor.com under "Sustainability."

  Director Qualifications and Diversity

        The Board of Directors believes that the Board, as a whole, should include individuals with a diverse range of background and experience to give the Board both depth and breadth in the mix of skills represented for the benefit of our stockholders. As provided in our Corporate Governance Guidelines, while all directors should possess business acumen and must exercise sound judgment in their oversight of our operations, the Board endeavors to include in its overall composition an array of targeted skills that complement one another rather than requiring each director to possess the same skills, perspective and interests. Accordingly, the Board and Governance Committee consider the qualifications of directors and director nominees both individually and in the broader context of the Board's overall composition and the company's current and future needs.

        Our Corporate Governance Guidelines contain Board membership criteria that apply to current directors as well as nominees for director. The Governance Committee is responsible for reviewing with the Board on an annual basis (and as needed) the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board. This annual review takes into consideration issues of diversity of background (including gender, race, ethnicity and age), experience, qualifications, attributes and skills. Certain criteria that our Board looks for in a candidate include, among other things, an individual's business experience and skills, judgment, independence, integrity, reputation and international background, the individual's understanding of such areas as finance, marketing, regulation and public policy, whether the individual has the ability to commit sufficient time and attention to the activities of the Board and the absence of any potential conflicts with the company's interests. The Board assesses its effectiveness in achieving these goals in the course of assessing director candidates, which is an ongoing process.

  Identifying and Evaluating Nominees for Director

        The Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Governance Committee regularly assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Governance Committee through various means, including current Board members, professional search firms, stockholders or other persons. Candidates are evaluated at meetings of the Governance Committee, and may be considered at any point during the year. As described above, the Governance Committee considers properly submitted stockholder recommendations for candidates for the Board. If a stockholder properly recommends an individual to the Governance Committee to serve as a director, all recommendations are aggregated and considered by the Governance Committee at a meeting prior to the issuance of the proxy statement for our Annual Meeting. Any materials provided by a stockholder in connection with the recommendation of a director candidate are forwarded to the Governance Committee, which will consider the recommended candidate in light of the director qualifications discussed above and the Board's existing composition. The Governance Committee also reviews materials provided by professional search firms, if applicable, or other parties in connection with a candidate who is not proposed by a stockholder. In evaluating such recommendations, the Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board.

        In 2011, Mr. Bennett was recommended for nomination as a board member by one of the Board's independent directors.

Communications with the Board

        Individuals may communicate with the Board and individual directors by writing directly to the Board of Directors c/o Carlos M. Hernandez, Chief Legal Officer and Secretary, Fluor Corporation, 6700 Las Colinas Boulevard, Irving, Texas 75039. Stockholders and other parties interested in communicating directly with the Lead Independent Director or with the independent directors as a group may do so by writing directly to the Lead Independent Director c/o the Chief Legal Officer and Secretary at the above address. The Lead Independent Director will, with the assistance of Fluor's internal legal counsel, be primarily responsible for monitoring any such communication from stockholders and other interested parties to the Board, individual directors, the Lead Independent Director or the independent directors as a group, and provide copies or summaries of such communications to the other directors as he considers appropriate.

        Communications will be forwarded to all directors if they relate to substantive matters and include suggestions or comments that the Lead Independent Director considers to be important for the directors to know. The Board will give appropriate attention to written communications on issues that are submitted by stockholders and other interested parties, and will respond if and as appropriate.

Board of Directors Meetings and Committees

        During 2011, the Board held six meetings, one of which was an extensive two-day strategic planning session. Each of the directors attended at least 75% of the aggregate number of meetings of the Board and of the Board committees on which he or she served.

        As discussed earlier, the Lead Independent Director presides over all executive sessions of the independent directors. Executive sessions of independent directors must take place at least quarterly according to our Corporate Governance Guidelines. During 2011, five executive sessions of independent directors were held.

        A Board meeting immediately follows the annual meeting. The Board has a policy that directors attend the annual meeting of stockholders each year. All directors attended the 2011 annual meeting of stockholders.

        The standing committees of the Board consist of an Audit Committee, Executive Committee, Governance Committee and Organization and Compensation Committee. Each committee has a charter that has been approved by the Board. With the exception of the Executive Committee, each committee must review the appropriateness of its charter and perform a self-evaluation at least annually. Any recommended changes to the charters are then submitted to the Board for approval.

  Audit Committee

        The current members of the Audit Committee are Mr. Kresa (Chair), Mr. Barker, Mr. Bennett, Mr. O'Hare, Mr. Sultan and Dr. Woolsey. All current members qualify, and all members during 2011 qualified, as "independent" within the meaning of Securities and Exchange Commission regulations, the listing standards of the New York Stock Exchange and the company's Corporate Governance Guidelines. The Board has determined that each of Mr. Kresa, Mr. Barker, Mr. Bennett and Mr. O'Hare qualify as an "audit committee financial expert" under the rules of the Securities and Exchange Commission. None of the members of the Audit Committee serve on the audit committees of more than two other public companies.

        The Audit Committee held five meetings during 2011, one of which was to review the company's 2010 Annual Report, Form 10-K and proxy materials for the 2011 annual meeting. At the end of each of the four regular meetings of the committee, the members of the Audit Committee met privately with the company's independent registered public accounting firm, the company's head of internal audit and other members of management, without the presence of any other company officers or personnel.

        The charter of the Audit Committee was amended in November 2011 and is available on the company's website at www.fluor.com under "Sustainability"—"Governance"—"Corporate Governance Documents." The functions of the Audit Committee and its activities during 2011 are described in the "Report of the Audit Committee" section of this proxy statement on page 66. Under its charter, the Audit Committee has the ability to investigate any matter brought to its attention and may engage outside counsel for such purpose.

  Executive Committee

        When the Board is not in session, the Executive Committee has all of the power and authority of the Board, subject to applicable laws, rules, regulations and listing standards of the New York Stock Exchange. The current members of the Executive Committee are Mr. Seaton (Chair), Mr. Fluor, Mr. Kresa and Mr. O'Hare. The Executive Committee met once during 2011.

  Governance Committee

        The current members of the Governance Committee are Mr. O'Hare (Chair), Mr. Barker, Ms. Berkery, Mr. Fluor, Mr. Hackett, Admiral Prueher, Mr. Sultan and Dr. Woolsey. All current members qualify, and all members during 2011 qualified, as "independent" within the meaning of the listing standards of the New York Stock Exchange and the company's Corporate Governance Guidelines. During 2011, the Governance Committee held four meetings.

        The Governance Committee's primary responsibilities, which are discussed in detail within its charter, are to:

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  identify qualified candidates to be nominated for election to the Board and directors qualified to serve on the company's committees;

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  develop, review and evaluate background information for any candidates for the Board, including those recommended by stockholders, and make recommendations to the Board regarding such candidates. For information relating to nominations of directors by our stockholders, see "—Consideration of Director Nominees" above;

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  oversee the independence of directors;

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  develop, implement, monitor and oversee policies and practices relating to corporate governance, including the company's Corporate Governance Guidelines and Code of Business Conduct and Ethics for Members of the Board of Directors; and

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  oversee the annual evaluation of the Board and the committees of the Board.

        The Governance Committee has the ability, under its charter, to engage, retain and terminate the services of outside legal counsel, search firms and other advisors.

        The charter of the Governance Committee was amended in November 2011 and is available on the company's website at www.fluor.com under "Sustainability"—"Governance"—"Corporate Governance Documents."

  Organization and Compensation Committee

        The current members of the Organization and Compensation Committee are Mr. Fluor (Chair), Mr. Hackett, Mr. Kresa and Admiral Prueher. All current members qualify, and all members during 2011 qualified, as "independent" within the meaning of the listing standards of the New York Stock Exchange and the company's Corporate Governance Guidelines. The Organization and Compensation Committee held six meetings during 2011. Four of the six meetings included an executive session attended by the committee members and the committee's independent compensation advisor. The two meetings that did not have an executive session were teleconferences.

        The Organization and Compensation Committee has the ability under its charter to engage, retain and terminate the services of outside legal counsel, compensation consultants and other advisors. In 2011, the Organization and Compensation Committee again engaged Frederic W. Cook & Co., Inc. to serve as its independent compensation consultant to advise the committee on all matters related to executive compensation. The compensation consultant conducts an annual review of the total compensation program for the Chief Executive Officer and other senior management reporting to him and, in doing so, completes a report benchmarking the senior executives against other executives with similar responsibilities in order to assist the Organization and Compensation Committee in making compensation decisions. The 2011 compensation review provided the committee with relevant market data and alternatives to consider when making compensation decisions in 2011 for the Chief Executive Officer and other senior management reporting to him. In addition, in 2011, the compensation consultant conducted a review of non-management director compensation and provided recommendations to the committee which were subsequently recommended to the Board for approval.

        In early 2012, as part of the committee's oversight of certain aspects of risk, the compensation consultant conducted a broad-based review of the company's compensation programs and policies and discussed its findings with the committee, indicating that the company's compensation programs do not encourage behaviors that would create material risk for the company. Frederic W. Cook & Co., Inc. also provided verbal advice to the Organization and Compensation Committee at the meetings, attended executive sessions of the committee to respond to questions, and had individual calls and meetings with the Chair of the committee to provide advice and perspective on executive compensation issues. Frederic W. Cook & Co., Inc. was engaged by, and reports directly to, the committee and does not perform any other services for the company.

        The Organization and Compensation Committee's primary responsibilities, which are discussed in detail within its charter, are to:

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  review and monitor the company's top level organizational structure and senior management succession planning and recommend the appointment of corporate officers and group executive officers of the company's principal operating units;

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  review and approve compensation strategy, set corporate goals and objectives relevant to the Chief Executive Officer, corporate officers and group executive officers, evaluate the achievement of these goals and set or, in the case of the Chief Executive Officer recommend, compensation levels;

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  establish the base salary, incentive compensation and other compensation for the company's named executive officers other than the Chief Executive Officer, and review and recommend to the Board the compensation of the Chief Executive Officer; and

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  review the compensation for non-management directors.

        The Organization and Compensation Committee has the authority under its charter to delegate any portion of its responsibilities to a subcommittee denominated by it when appropriate, but did not do so in 2011.

        The charter of the Organization and Compensation Committee was amended in November 2011 and is available on the company's website at www.fluor.com under "Sustainability"—"Governance"—"Corporate Governance Documents."

        The responsibilities of our Organization and Compensation Committee and its activities during 2011 are further described in the "Compensation Discussion and Analysis" section of this proxy statement.

 Certain Relationships and Related Transactions

        Peter J. Fluor, a member of our Board, is the brother of J. Robert Fluor, II, who is employed by a Fluor subsidiary to assist with ongoing community relations efforts. J. Robert Fluor, II does not perform a policy-making function and is, therefore, not an executive officer. During 2011, J. Robert Fluor, II earned total compensation of approximately $350,000 from the company. The Organization and Compensation Committee, of which Peter J. Fluor is the Chair, did not individually review or approve J. Robert Fluor, II's compensation.

Review and Approval of Transactions with Related Persons

        The company has adopted a written policy for the approval of transactions to which the company is a party and the aggregate amount involved in the transaction will or may be expected to exceed $100,000 in any calendar year if any director, director nominee, executive officer, greater-than-5% beneficial owner or their respective immediate family members have or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity).

        The policy provides that the Governance Committee reviews certain transactions subject to the policy and determines whether or not to approve or ratify those transactions. In doing so, the Committee takes into account, among other factors it deems appropriate, whether the transaction is on terms that are no less favorable to the company than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person's interest in the transaction. In addition, the Board has delegated authority to the Chair of the Governance Committee to pre-approve or ratify transactions where the aggregate amount involved is expected to be less than $1 million. A summary of any new transactions pre-approved by the Chair is provided to the full Governance Committee for its review in connection with each regularly scheduled Governance Committee meeting.

        The Governance Committee has considered and adopted standing pre-approvals under the policy for limited transactions with related persons. Pre-approved transactions include, but are not limited to:

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  employment of immediate family members of directors, director nominees, executive officers and greater-than-5% beneficial owners in non-executive positions with the company;

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  business transactions with other companies at which a related person's only relationship is as an employee (other than an executive officer) if the amount of business falls below the thresholds in the New York Stock Exchange's listing standards and the company's director independence standards; and

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  contributions to non-profit organizations at which a related person's only relationship is as an employee (other than an executive officer) or director if the aggregate amount involved does not exceed the lesser of $1 million or 2% of the organization's consolidated gross annual revenues.

        At least annually, a summary of new transactions covered by the standing pre-approvals described above is provided to the Governance Committee for its review.

Risk Management Oversight

        As part of its oversight function, the Board monitors how management operates the company. When granting authority to management, approving strategies and receiving management reports, the Board considers, among other things, the risks and vulnerabilities the company faces. In addition, the

Board discusses risks related to the company's business strategy at the annual strategic planning meeting every June. The Board also delegates responsibility for the oversight of certain risks to the Board's committees.

        Under the Audit Committee charter, the Audit Committee is responsible for reviewing and discussing with management the company's most significant risks, methods of risk assessment, risk mitigation strategies, and the overall effectiveness of the company's guidelines, policies and systems with respect to risk assessment and management. In particular, the Audit Committee considers risk issues associated with our overall financial reporting, disclosure process and legal compliance, as well as accounting risk exposure. The Audit Committee is provided quarterly reports on enterprise risk management, including the economic, geographic, operational and market risks facing our company. In carrying out its responsibilities related to risk oversight, the Audit Committee meets with the Chief Executive Officer, the Chief Financial Officer, the Chief Accounting Officer, the Chief Compliance Officer, the head of internal audit and the independent registered public accounting firm in executive sessions at least quarterly, and with the Chief Legal Officer as determined from time to time by the Audit Committee, to discuss particular risks facing the company.

        The Organization and Compensation Committee is also tasked with certain elements of risk oversight. The Organization and Compensation Committee annually reviews the company's compensation policies and programs, as well as the mix of short-term and long-term compensation, to confirm that our compensation programs do not encourage unnecessary and excessive risk taking. Finally, the Governance Committee is responsible for overseeing governance issues that may create governance risks, such as board composition, director selection and the other governance policies and practices that are critical to the success of the company. Each of the Audit Committee, Governance Committee and Organization and Compensation Committee report quarterly to the Board regarding the areas of risk they oversee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        During 2011, Mr. Fluor, Dr. Ilesanmi Adesida, Ms. Paulett Eberhart, Mr. Hackett, Mr. Kresa and Admiral Prueher served on the Organization and Compensation Committee. As discussed above under "Certain Relationships and Related Transactions," Mr. Fluor's brother is an employee of a subsidiary of the company. There are no compensation committee interlocks between the company and other entities involving the company's executive officers and directors.

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Proposal 2

        We are asking stockholders to vote on an advisory resolution to approve the company's executive compensation as reported in this proxy statement. As described below in the "Compensation Discussion and Analysis" section of this proxy statement, the Organization and Compensation Committee has structured our executive compensation program to achieve the following key objectives that contribute to the company's long-term success:

Key Objective	Achievement of the Objective
Align Named Executives with Stockholders	• Annual and long-term incentive programs reward named executives for achievement of short- and long-term goals that enhance stockholder value
• Between 52% and 73% of named executive compensation is equity-based
• Named executives are expected to hold company shares or units with a value between two and six times their base salary and are prohibited from hedging company securities
Pay for Performance	• 85% to 90% of annual incentive for named executives is tied to company performance, including corporate measures such as net earnings, return on assets employed and business segment performance
• Long-term incentive payouts under our Value Driver Incentive Program are tied to the company's new awards and related margins, a key driver for stockholder returns
Attract and Retain Top Talent	• Total compensation for named executives is targeted at the 50th percentile of the peer group

        We urge stockholders to read the "Compensation Discussion and Analysis" beginning on page 23, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and related compensation tables and narrative appearing on pages 40 through 57, which provide detailed information on the compensation of our named executives. The Organization and Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the "Compensation Discussion and Analysis" are effective in achieving our goals and that the compensation of our named executives reported in this proxy statement has supported and contributed to the company's success.

        In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the 2012 Annual Meeting of Stockholders:

        RESOLVED, that the stockholders of Fluor Corporation (the "Company") approve, on an advisory basis, the compensation of the Company's named executives as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narrative in the Proxy Statement for the Company's 2012 Annual Meeting of Stockholders.

        This advisory resolution, commonly referred to as a "say on pay" resolution, is non-binding on the Board. Although non-binding, the Board and the Organization and Compensation Committee will review and consider the voting results when evaluating our executive compensation program. After consideration of the vote of stockholders at the 2011 Annual Meeting of Stockholders and other factors, the Board has decided to hold advisory votes to approve executive compensation annually until the next advisory vote on frequency occurs. An advisory stockholder vote on the frequency of stockholder votes to approve executive compensation is required to be held at least once every six years. Accordingly, unless the Board modifies its policy on the frequency of future votes, the next advisory vote to approve executive compensation will be held at the 2013 Annual Meeting.

Board Recommendation

        The Board of Directors recommends a vote FOR the approval of the advisory resolution on executive compensation.

 EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

  Factors Influencing Named Executive Compensation

        To assist our stockholders in evaluating our "say on pay" proposal, the following is an overview of the key factors that influence the design of our executive compensation program.

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  Appropriate Peer Group.  To establish compensation for our named executives that aligns with the market, we benchmark our compensation and performance against the companies in our peer group. Since there are only eight publicly-traded engineering and construction companies with revenues over $5.0 billion, the largest of which has revenues half our size, we must look beyond our industry to find an appropriate peer group. We believe the correct peer group consists of U.S. companies in the same Standard & Poor's Global Industry Classification Standard (GICS) codes as us, our direct competitors and key customers—and that are generally comparable in revenues, number of employees and market capitalization. As a result, we are able to set compensation at levels that are not only appropriate for a company of our size, but also that allow us to attract and retain key talent.

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  Target Total Direct Compensation at 50th Percentile.  Using our peer group, we perform an annual proxy analysis to identify the 50th percentile base pay, bonus targets and long-term incentive grant values. In 2011, the target total direct compensation for each of our named executives approximated the median, other than with respect to Mr. Seaton, whose target total direct compensation was between the bottom quartile and median compensation for other chief executive officers due to his recent appointment to the position.

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  Performance Measures That Drive Business Goals and Stockholder Return.  Our compensation programs reward achievement of a variety of measures, including corporate financial performance (e.g., net earnings and return on assets employed), safety, new awards gross margin and individual performance goals. This variety provides the company a means to drive multiple short- and long-term goals, including goals that tie to stock price growth, and to provide a balanced compensation package for the executives that encourages them to focus on the overall health of the company and not any one measure.

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  Performance-Driven Long-Term Incentive Awards.  Awards granted under our Value Driver Incentive ("VDI") program are increased or decreased at the end of the performance period based on the achievement of targets related to new awards gross margin. In addition, awards are designated as performance units, the value of which fluctuates with the stock price over the performance period and subsequent vesting periods. Approximately 25% of our Chief Executive Officer's compensation is driven by new awards gross margin, which historically has been a key contributor to stockholder return.

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  Substantial Stock-Based Compensation.  Since stock price performance in the long term is the best indicator of the performance of our company, we deliver most of our executive compensation in the form of stock incentives (e.g., approximately 73% of our Chief Executive Officer's target total direct compensation is stock-based). As such, when our stock price declines, the value of stock incentives granted declines as well. For example, in 2011 the target value of our Chief Executive Officer's long-term incentive package was $6.25 million. As of March 1, 2012, the value of those incentives granted in 2011 decreased to approximately $5.48 million despite excellent company performance, reflecting the sensitivity of long-term incentives to overall movement in our stock price.

  •
  Company Performance.  Our 2011 performance was a significant improvement over 2010 and was a driving factor in compensation received by our named executives. The chart below summarizes some of the key company financial results for fiscal 2011 compared to 2010:

Financial Measure	Fiscal Year Ending December 31, 2011	Fiscal Year Ending December 31, 2010
	(dollars in millions)
Net Earnings	$593.7	$357.5
Return on Operating Assets Employed	23.4%	11.9%
Revenue	$23,381	$20,849
New Awards	$26,896	$27,363
Backlog	$39,484	$34,909

  How Named Executive Compensation is Tied to Performance

        We use a balanced approach to compensation, with total direct compensation ("TDC") consisting of a variety of pay elements designed with different links to performance as described in the table below:

Component	Primary Purpose	Linkage to Performance	Percent of CEO Target TDC
Base Salary	Provides a market competitive, stable level of income to attract and retain highly qualified executives	• The median base salary of our peer group is used to determine a target base salary for each executive • Based on individual performance, organizational responsibility, and overall salary movements in the industry, the Board or Committee, as applicable, determines an appropriate salary adjustment each year	12%
Annual Incentive Award	Provides annual cash compensation for performance of factors which drive long-term company value: • Earnings • Return on Operating Assets • Safety • Strategic Operating Objectives	• The median bonus target of our peer group is used to set target bonus levels for each executive • Annual forecasts on earnings and other factors are made at the beginning of each fiscal year, and are used as the target achievement levels in the bonus plan	15%
Long-Term Incentives	† Value Driver Incentive Performance Units Provides a long-term retention vehicle for executives which is linked to the growth of backlog, the factor considered to have the highest relationship with stockholder value creation	• Forecasts on new awards gross margin are made each year, and performance units are earned based on the extent to which those expectations are met • The performance units vest over time, with the value increasing or decreasing with the stock price over both the performance period and vesting periods	25%
	† Stock Options Provides a long-term retention vehicle for executives which is directly linked to stock price	• Stock options only attain value if the stock price grows over the initial grant price on the date made	24%
	† Restricted Stock Units Provides a long-term retention vehicle for executives which is directly linked to stockholder value creation over the executive's career with Fluor	• Restricted stock units vest over time, and as such the value to the executive increases or decreases with the stock price performance over the vesting period	24%

  Compensation Actions for 2011

        The Organization and Compensation Committee (the "Committee") took the following actions with respect to executive compensation for 2011:

  •
  Established target compensation levels for Mr. Seaton, who became our Chief Executive Officer in February 2011 upon the retirement of Mr. Boeckmann, between the bottom quartile and median compensation for chief executive officers in our peer group;

  •
  Increased salary levels for the named executives by 3% in line with salary increase data for other U.S. executives;

  •
  Reinstated the company's long-term VDI program, which the Committee had suspended for 2010, and revised the program as an equity-based arrangement (instead of a cash-based arrangement) with awards now designated as performance units, the value of which is tied to the value of the company's stock and the number of which are adjusted at the end of the performance period based on the annual achievement of targets related to new awards gross margin and are normally vested and paid two years later for retention;

  •
  Changed the mix of long-term compensation to include the VDI program as one-third of the long-term incentive;

  •
  Approved cash payouts under our annual incentive program that were higher than 2010, based upon 2011 performance that met or exceeded our financial, strategic and individual performance goals;

  •
  Approved actual performance under the VDI program to reflect exceptional company performance of the relevant margin measures in 2011;

  •
  Reinforced our stock ownership guidelines to require that named executives hold 100% of the net shares acquired on any vesting or exercise of stock awards or options until ownership guidelines are met; and

  •
  Directed management to engage with stockholders on any compensation-related questions or concerns.

  Corporate Governance Highlights

        Our policies regarding executive compensation reflect our strong focus on sound corporate governance. In particular, (1) we do not permit tax gross-ups, other than with respect to approved business-related spousal travel, relocation expenses and non-cash retirement gifts; (2) change in control agreements are governed by double trigger arrangements; (3) we have robust stock ownership guidelines; (4) we have a clawback policy for performance-based compensation; (5) repricing of stock options is not allowed without stockholder approval; (6) our policies contain restrictions on hedging, pledging and short-term trading of company common stock; (7) we use an outside independent consultant to advise on all executive compensation matters as noted earlier on pages 17-18; and (8) we conduct compensation risk management assessments on an annual basis.

Components of 2011 Named Executive Compensation

  Base Salary

        The company provides named executives with base salaries that provide a competitive, stable level of income, since most other elements of their compensation are at risk based on company performance. In determining base salaries for positions held by named executives, the Committee generally targets the 50th percentile for similar types of executives within the peer group of publicly-traded companies selected by the Committee (the "Compensation Peer Group"). Base salaries may deviate from the 50th percentile for named executives with more experience or specialized duties or skill sets. The individual named executives' base salaries for 2011 were at approximately the 50th percentile of the Compensation Peer Group, with the exception of Mr. Seaton and the company's Chief Financial Officer, Mr. Michael Steuert. Mr. Seaton's base salary for 2011 was in the bottom quartile of chief executive officers within the Compensation Peer Group, reflecting his recent promotion to the position. Mr. Steuert's base salary falls within the top quartile of chief financial officers within the Compensation Peer Group because his salary reflects his years of experience, years of service in his role and the level of duties he has at the company. Base salaries for named executives are reviewed annually and upon a change in responsibilities.

        In evaluating the Chief Executive Officer's base salary and his recommendations for the base salaries of the other named executives, the Committee considered the following factors during its 2011 annual review:

  •
  the Compensation Peer Group data and other general industry survey data for comparable positions;

  •
  individual level of responsibility, performance and contributions to the company;

  •
  internal pay equity based on relative duties and responsibilities;

  •
  the company's 2011 salary budget; and

  •
  the Board's evaluation of the Chief Executive Officer and the Chief Executive Officer's feedback on the other named executives' performance.

        As noted above, based on these considerations the Committee increased base salaries modestly, except that Mr. Seaton's increase reflected his assumption of the position of Chief Executive Officer and Mr. Boeckmann's base salary was not changed.

  Annual Incentive Program

        Cash-based annual incentives are provided to reward named executives for performance during the year. Each named executive participates in the Fluor Corporation 2008 Executive Performance Incentive Plan and is provided with a target annual incentive amount, based on a percentage of his annual base salary. This percentage reflects the executive's respective organizational level, position and responsibility for achievement of the company's strategic goals. For 2011, all named executives were provided an annual incentive target percentage of base salary that approximated the 50th percentile of target award percentages for executives with similar job responsibilities within the Compensation Peer Group.

        In 2011, the Committee reviewed market comparisons to our Compensation Peer Group and determined that (1) target cash compensation for most named executives was at the bottom quartile of the Compensation Peer Group and (2) target total direct compensation for most named executives was 15 - 20% below the median compared to the Compensation Peer Group. As a result, and in order to maintain target cash compensation competitive at the 50th percentile of our Compensation Peer Group, the 2011 target annual incentives for those named executives were increased slightly from 2010 targets.

The target annual incentives for 2011 for each named executive, other than Mr. Boeckmann (who stepped down as Chief Executive Officer in February 2011), were as follows:

Named Executive	Percentage of Base Salary	Target Annual Incentive Amount
David T. Seaton	130%	$1,332,500
D. Michael Steuert	85%	$693,300
Stephen B. Dobbs	85%	$496,900
Bruce A. Stanski	85%	$405,900
Carlos M. Hernandez	85%	$442,200

        A named executive may receive more or less than the target annual incentive amount, depending on whether he meets, fails to meet or exceeds certain performance measures relating to overall company performance, the individual's own performance and, for certain named executives, the performance of his group or function during the year. The types of measures and relative weight of those measures are determined by the Committee each year and are tailored to the named executive's position and organizational responsibility. The performance measures have remained fairly consistent over the past five years, but their relative weightings have been adjusted slightly from time to time to reflect the Committee's emphasis on particular goals.

        When making its determination regarding performance measures, the Committee considers the company's annual operating plan and strategic priorities, as well as the company's performance in the previous year. The discretionary individual performance measure is subjective; and no targets are set for this measure. The other measures for each named executive are objective. For 2011, the Committee selected both corporate financial and strategic measures. The use of multiple financial goals prevents an overemphasis on any one financial metric; and the other metrics assist in focusing executives on key areas of importance to the company, including safety. The measures, along with their respective weightings, for each named executive who received an annual bonus were as follows:

2011 Measure	David T. Seaton	D. Michael Steuert	Stephen B. Dobbs	Bruce A. Stanski	Carlos M. Hernandez
Corporate Net Earnings	50%	45%	35%	35%	45%
Corporate Return on Operating Assets Employed (ROAE)	30%	30%	20%	20%	30%
Corporate Safety
Days Away from Work Incidence Rate	5%	5%	5%	5%	5%
Total Recordable Case Incidence Rate	5%	5%	5%	5%	5%
I&I and Global Services Group Segment Profit	—	—	20%	—	—
Government Group Segment Profit	—	—	—	20%	—
Discretionary Individual Performance	10%	15%	15%	15%	15%

        Corporate net earnings ties to the amount set forth in our financial statements but may be adjusted at the discretion of the Committee for extraordinary non-operating events. Corporate ROAE is calculated by dividing full year corporate net earnings by net assets employed. Net assets employed is defined as total assets (excluding excess cash and any long-term marketable securities) minus current liabilities (excluding non-recourse debt) and is calculated based on average net assets reported for the previous five quarters. No adjustments were made to these measures for purposes of 2011 compensation decisions.

        Corporate safety includes two distinct measures: Fluor's days away from work incidence rate and Fluor's total recordable case incidence rate. Fluor's days away from work incidence rate is defined as a work-related injury or illness that involves days away from work beyond the day of injury or onset of the illness. Fluor's total recordable case incidence rate is defined as a work-related injury or illness that results in one or more of the following: days away from work, restricted work or transfer to another job, medical treatment beyond first aid, loss of consciousness, a significant injury or illness diagnosed by a physician or other licensed health care professional, or death. Incidence rates for both measures represent the number of recordable cases per 100 full-time workers (working 40 hours per week, 50 weeks per year), and are calculated using the following equation:

        Group segment profit is reported in our financial statements on page F-44 of our annual report on Form 10-K as filed with the Securities and Exchange Commission on February 22, 2012. Segment profit is calculated as revenue less cost of revenue and earnings attributable to noncontrolling interests excluding: corporate administrative and general expense; interest expense; interest income; domestic and foreign income taxes; and other non-operating income and expense items. Each group's segment profit measure can be adjusted at the discretion of the Committee for extraordinary non-operating events. No adjustments were made to this measure in 2011 for purposes of compensation decisions. In addition, the discretionary individual measure is given a rating based on subjective evaluations and recommendations by the Chief Executive Officer. In the case of the Chief Executive Officer, individual performance is assessed by the independent directors on the Board.

        The 2011 performance ranges for each of the measures applicable to our named executives, together with the actual achievement amounts for such measures, are presented below. In setting the 2011 performance ranges for each measure, the Committee took into account our business strategy as well as the economic outlook at the beginning of the fiscal year, in order to provide meaningful targets for the named executives. The company's performance for 2011 varied with respect to each corporate measure: corporate net earnings fell between upper target and maximum, while ROAE exceeded the maximum. The company's performance with respect to the corporate safety measures were at or exceeded the maximum. Combined I&I and Global Services group segment profit exceeded the maximum while Government group segment profit was just above target. The overall level of achievement of the targets in 2011 was higher than last year; and the actual performance of each measure surpassed 2010 performance, with the exception of the days away from work incidence rate, performance of which was only slightly lower in 2011, but still reached the maximum target.

Measure (dollars in millions)	2011 Actual Achievement	Minimum	Target		Upper Target	Maximum
Corporate Net Earnings	$593.7	$374.6	$535.1	(1)	$583.3	$615.4
Corporate ROAE	23.4%	9.9%	14.1%	(1)	15.4%	16.2%
Corporate Safety
Days Away from Work Incidence Rate	.04	.08	.06		.05	.04
Total Recordable Case Incidence Rate	.23	.60	.50		.40	.30
I&I and Global Services Group Segment Profit	$541.1	$276.5	$395.0		$430.6	$454.3
Government Group Segment Profit	$145.5	$101.5	$145.0		$158.1	$166.8

(1)
Actual achievement must be between 95% and 105% of the target amount for the target to be met.

        Achievement of the discretionary individual performance measure varied among the named executives because of the difference in responsibilities and the accomplishments of each individual. The Committee determined the achievement of the discretionary individual performance measure for the Chief Executive Officer and also the other named executives, after taking into account the Chief Executive Officer's recommendations with regard to other named executives. Subjective evaluations made by the Chief Executive Officer were based on each named executive's leadership and group accomplishments. Individual performance was not a significant factor in determining compensation, and no named executive's compensation was materially affected by his level of achievement of this measure.

        Once the achievement amounts are determined and compared to the various targets, each named executive's overall performance rating is calculated by multiplying each measure's rating (which can range from 0% to 200% achievement) by its relative weighting, and then aggregating those amounts. The aggregate amount (the overall performance rating) is then multiplied by the individual's target annual incentive amount to determine the annual incentive payment for each named executive.

        The annual incentive amounts for each named executive were determined as follows.

Named Executive	Target Annual Incentive Amount	Overall Rating	Annual Incentive Amount
David T. Seaton	$1,332,500	1.73	$2,306,000
D. Michael Steuert	$693,300	1.81	$1,254,900
Stephen B. Dobbs	$496,900	1.88	$934,200
Bruce A. Stanski	$405,900	1.66	$673,800
Carlos M. Hernandez	$442,200	1.81	$800,400

        For 2011, the average annual incentive payment for all named executives was between upper target and maximum achievement based on company, group and individual performance. The annual incentive payment for each named executive was significantly higher than his 2010 payment, due to the company's strong financial and operational performance on all measures. In addition, Mr. Seaton's annual incentive payment was substantially higher than the previous year due to his promotion to Chief Executive Officer. Annual incentive payments were in line with those paid in 2007 and 2008, when performance was similarly strong. Historically, annual incentive payments have been close to target levels, and not at or above the upper target level. Payments for 2011 were above this historical trend.

  Long-Term Incentive Program

        In 2011, the company's long-term incentives were awarded by the Committee under the stockholder-approved Fluor Corporation 2008 Executive Performance Incentive Plan. The plan was designed to allow for awards that create increased value for our stockholders, reward the achievement of superior operating results, facilitate the retention of key management personnel and align the interests of management and stockholders through equity ownership.

        In 2011, the long-term incentive awards for named executives included three components:

  •
  2011 Value Driver Incentive (VDI) awards (a stock-based performance award);

  •
  restricted stock units; and

  •
  non-qualified stock options.

        As disclosed last year, the Committee reinstated the Value Driver Incentive (VDI) program in 2011. The award value of each grant type in 2011 (VDI, restricted stock units and stock options) was allocated in approximately equal thirds to the named executives. While the mix of long-term incentive awards granted in 2011 thus differed from the prior year, the total dollar award value for the 2011 long-term awards was targeted and granted at approximately the same total dollar award value as the aggregate long-term awards granted in 2010, which was at approximately the 50th percentile of the Compensation Peer Group. Long-term incentive grants made to Mr. Seaton were larger than prior years due to his promotion to Chief Executive Officer in early 2011, but were lower than Mr. Boeckmann's long-term incentive grants in 2010 when he was the company's chief executive officer.

        The Committee determines the dollar value of long-term incentive awards for named executives at the first regularly scheduled meeting of the Committee each year, which is typically held in February. The determinations are made at that time because it coincides with the annual performance review and compensation adjustment cycle, which are addressed at that same meeting. The long-term incentive awards are granted after the meeting on the third business day following the publication of our annual results, based on the closing price on that date.

        Each of the elements of long-term incentive compensation provides different benefits as noted below:

  •
  VDI provides stock-based compensation (payable in either cash or stock) for the achievement of the performance measures established annually by the Committee, incentivizing named executives to grow the business and create stockholder value during the current year, while deferring payment to promote retention;

  •
  stock options provide actual economic value to the holder only if the price of Fluor stock has increased from the grant date at the time the option is exercised; and

  •
  restricted stock units have economic value when they vest, so they incentivize holders to create stockholder value but also have some retention value even if the stock price declines or stays flat.

        In addition, stock options motivate executive officers by providing more potential upside, while restricted stock units align named executives with stockholders and balance our compensation program design, as they take into account both upside and downside risk in our stock price. Both stock options and restricted stock units, which vest over time, encourage retention. The Committee believes that the combination of the three components (and allocation in equal thirds) aligns the interests of named executives with those of stockholders by encouraging named executives to focus on both short- and long-term growth of the company, while also providing named executives with a balanced pay package similar to many of our peers. VDI grants were valued at the target dollar value based on closing stock price on the date of grant, restricted stock units were valued at the fair market value (closing stock price) on the date of grant, and stock options were valued using the Black-Scholes option pricing model.

Value Driver Incentive Program

        In 2011, the Committee granted stock-based VDI awards to named executives under the VDI program, after suspending the cash-based VDI program for 2010. Awards under the redesigned VDI program are designated as a number of performance units calculated by dividing the target value of the grant by the closing trading value of our common stock on the date of grant. The 2011 awards have a one-year performance period, which started on January 1, 2011 and ended on December 31, 2011.

        The 2011 VDI awards for named executives were adjusted to reflect the achievement of the following weightings and objectives:

  •
  75% of the total award is based on new awards gross margin dollars; and

  •
  25% of the total award is based on new awards gross margin percentage.

        New awards gross margin dollars measures the total amount of project gross margin that the company expects to receive as a result of projects awarded within the performance period. New awards gross margin percentage is the total amount of gross margin the company expects to receive as a result of projects awarded within the performance period as a percentage of expected revenue from these projects. The Committee selected these performance criteria because, although measured over a relatively short period, they relate to contracts that typically will extend a number of years into the future and thus will generate, and position the company for, increased future earnings. The Committee believes the inclusion of the two different measures is appropriate given the diversified nature of our business. The relative weightings are determined based on the relative business priorities and may be changed from time to time. These measures are not reported in our financial statements, as disclosure of the new awards gross margin targets would result in competitive harm to the company, but are set at levels intended to challenge our executives to achieve business goals established as part of the annual performance review. In the past five years, VDI payouts have ranged from just above minimum through maximum and have averaged between target and upper target.

        Generally, in the first quarter of a year, the Committee sets threshold (paid at 50% of target), target (paid at 100%), upper target (paid at 150% of target) and maximum (paid at 200% of target) levels for both objectives of the VDI program for the performance period. When setting these performance goals, the Committee considers the company's past performance, current business outlook and other corporate financial measures. When determining whether the performance goals have been met, the Committee takes into account any scope changes or project cancellations that occurred during the year with respect to new awards obtained during the performance period.

        In the first quarter following the performance period, the Committee determines the actual achievement of the performance measures and adjusts the number of performance units by multiplying the number of performance units by the performance rating (ranging from 0.00 to 2.00). The performance units, as adjusted on the first anniversary for performance, vest 100% on the date two years following the adjustment date and are settled in cash or stock, as elected by the named executive, provided that any award for a named executive not meeting company stock ownership guidelines will be settled in stock. As noted above, the payment schedule is intended to facilitate retention of the participating executives and to link long-term value of the awards to stock price. Each installment of a named executive's award is subject to risk of forfeiture if, prior to payment, the named executive's employment with the company is terminated for any reason other than retirement, death, disability or a qualifying termination within two years after a change in control of the company.

        However, to address the cash incentive compensation gap that occurred in 2011 and will occur in 2012 as a result of the change in the payout schedule under the revised VDI program to three years from the grant date and the fact that no VDI awards were made in 2010 while the program was suspended:

  •
  VDI awards made in 2011 were paid half in 2012 and will be paid half in 2014; and

  •
  VDI awards made in 2012 will be paid half in 2013 and half in 2015.

VDI Achievement for 2011

        The actual achievement for the awards granted under the 2011 VDI program was 198% of the target payout level, based on performance from January 1, 2011 to December 31, 2011. The first half of the award was paid to named executives in 2012 based on the closing stock price on February 28, 2012; and the remainder will be paid in 2014. The number of performance units granted under the 2011 VDI program, as adjusted for actual performance, is shown in the Outstanding Equity Awards at 2011 Fiscal Year End on page 46. In addition, the 2009-2010 VDI program had its final payout in 2011. Payments under the 2009-2010 program are based upon the achievement of the same weightings and objectives noted above, but awards were measured over the 2009-2010 performance period. For the 2009-2010 VDI program, the final half of the award was paid to named executives in 2011 at an achievement of 14% of the target payout level. The payout under the 2009-2010 VDI program is included in column (g) of the Summary Compensation Table on page 40.

Other Compensation Decisions

        We pay hiring bonuses and grant cash or equity retention awards when necessary or appropriate, including to attract top executive talent from other companies and to retain our current highly qualified executives. Executives we recruit must often forfeit unrealized value in the form of unvested equity and other forgone compensation opportunities provided by their former employers. We provide hiring bonuses to compensate them for this lost opportunity; but we also include service requirements in order to retain the executive. For example, in 2011, two years after joining the company, Mr. Stanski received a payout under a grant he received at hiring to compensate him for stock and other awards he forfeited when he left his prior employer. We may provide retention awards to other named executives to retain their services during periods of transition or in connection with succession planning.

Other Elements of Named Executive Compensation

  Perquisites

        The Committee evaluates perquisites based on their cost efficiency, motivational value and benefits to the company. Perquisites, which are relatively small in relation to total direct compensation, are targeted at the 50th percentile of the Compensation Peer Group. In 2011, named executives were paid a taxable monthly allowance as a substitute for the company reimbursing or paying for the following perquisites: an automobile allowance, tax and financial planning, and company-owned country club membership dues. In addition, named executives are required to have a physical examination each year that is paid for by the company. Named executives may have spousal travel paid for by the company only when it is for an approved business purpose, in which case a related tax gross-up is provided. In 2011, in recognition of his long and distinguished service to the company, Mr. Boeckmann received a retirement gift and related tax gross-up payment. The company did not provide any other tax gross-ups. Named executives can make personal use of charter aircraft in conjunction with a business purpose, but the named executive is required to reimburse the company for the incremental operational cost. None of the named executives used charter aircraft in 2011 for personal reasons. The taxable monthly allowance in substitution for perquisites is provided so that overall compensation for named executives is competitive.

  Executive Deferred Compensation Program

        The named executives are eligible to participate in Fluor's Executive Deferred Compensation Program. The company offers this program to provide individuals retirement and tax planning flexibility and to remain competitive with other companies within our Compensation Peer Group and general industry. Please refer to the discussion in the Nonqualified Deferred Compensation table on page 50 for a more detailed discussion of these arrangements.

  Severance and Change in Control Benefits

        The company provides each of the named executives with cash severance in the event of a termination of employment by the company without cause. The company believes its severance policy assists in attracting and retaining qualified candidates. The level of any cash severance payment is based upon base salary and years of service. In addition, each named executive has a change in control agreement that provides additional payments and other benefits if we terminate his employment without cause or if the named executive terminates employment for good reason within two years following a change in control of the company. The change in control agreements are designed to reinforce and encourage the continued attention and dedication of the executives without distraction in the face of potentially disruptive circumstances arising from the possibility of the change in control and to serve as an incentive to their continued commitment to and employment with the company. No gross up for excise taxes, if any, is payable under the change in control agreements. The company will, however, automatically reduce any payments under the agreement to the extent necessary to prevent payments being subject to the excise tax, but only if by reason of the reduction, the executive's after-tax benefit of the reduced payments exceeds the after-tax benefit if such reduction were not made.

        The employment letter extended to Mr. Steuert also provides certain severance benefits. Please refer to the discussion under "Potential Payments Upon Termination or Change in Control" below for a more detailed discussion of these arrangements. Severance and change in control benefits are provided to be competitive within the Compensation Peer Group.

Establishing Executive Compensation

  Compensation Philosophy and Objectives and Risk Assessment

        The Committee has responsibility for establishing and implementing the company's executive compensation philosophy. The Committee reviews and determines all components of named executives' compensation (other than with respect to our Chief Executive Officer's compensation, which the Committee reviews and recommends for approval by our independent directors), including making individual compensation decisions, and reviewing and revising the company's compensation plans, programs and other arrangements.

        The Committee has established the following compensation philosophy and objectives for the company's named executives:

  •
  Align the interests of named executives with those of the stockholders.  The Committee believes it is appropriate to tie a significant portion of executive compensation to the value of the company's stock in order to closely align the interests of named executives with the interests of our stockholders. The Committee also believes that executives should have a meaningful ownership interest in the company and has established and regularly reviews executive stock ownership guidelines.

  •
  Have a significant portion of pay that is performance-based.  Fluor expects superior performance. Our executive compensation programs are designed to reward executives when performance results for the company and the executive meet or exceed stated objectives. The Committee believes that compensation paid to executives should be closely aligned with the performance of the company relative to expectations.

  •
  Provide competitive compensation.  The company's executive compensation programs are designed to attract, retain and motivate highly qualified executives critical to achieving Fluor's strategic objectives and building stockholder value.

        The Committee reviews the company's compensation philosophy and objectives each year to determine if revisions are necessary in light of market conditions, the company's strategic goals or other relevant factors. In each of the last five years, the Committee determined that no revisions to the executive compensation philosophy and objectives were necessary, although the Committee has adjusted the elements of compensation used to implement its philosophy as compensation practices have evolved.

        In addition, the Committee reviewed the incentive compensation we provide to our named executives, including evaluating the mix of programs and performance criteria, the Committee's ability to exercise discretion over certain components of compensation and our risk management practices generally. Based on this review, the Committee believes that our executive compensation programs are designed to appropriately align compensation with our business strategy and not to encourage behaviors that could create material adverse risks to our business.

  Peer Group Comparisons

        In making compensation decisions, the Committee looks at the practices of our Compensation Peer Group. While it is the Committee's intent to keep the Compensation Peer Group the same each year, the Committee annually reviews the composition of the Compensation Peer Group and makes refinements if necessary based on the criteria established by the Committee.

        In 2009, the Committee requested that the compensation consultant conduct a holistic review of the Compensation Peer Group. Potential peer companies were identified by applying the following objective selection criteria:

  •
  Standard & Poor's Global Industry Classification Standard (GICS) codes for the company, our direct competitors and key customers (2010—capital goods, 101010—energy equipment and services, and 101020—combustible fuels);

  •
  Companies commonly identified as peers of direct engineering and construction peers (based on disclosures in their most recent proxy statements);

  •
  Generally comparable pay models; and

  •
  Generally comparable revenues, number of employees and market capitalization value (with a guideline of 0.25x to 4.0x on all three measures, subject to exception for direct competitors and other engineering and construction peers).

        In August 2010, the Committee agreed that no changes should be made to the selection criteria identified above. However, the Committee removed seven companies no longer meeting the size criteria from the Compensation Peer Group; and five new companies meeting the criteria were added. These changes decreased our Compensation Peer Group from thirty-one to twenty-nine companies. The companies comprising Fluor's Compensation Peer Group for purposes of determining 2011 compensation were:

• AECOM Technology Corporation*	• Jacobs Engineering Group Inc.*
• Caterpillar Inc.	• KBR, Inc.*
• CH2M Hill Companies, Ltd.*	• L-3 Communications Corporation
• Danaher Corporation	• Lockheed Martin Corporation
• Deere & Company	• Marathon Oil Corporation
• Dover Corporation	• Northrop Grumman Corporation
• Eaton Corporation	• PACCAR Inc.
• Emerson Electric Co.	• Parker-Hannifin Corporation
• Foster Wheeler AG*	• Quanta Services, Inc.*
• General Dynamics Corporation	• Raytheon Company
• Goodrich Corporation	• Shaw Group Inc.*
• Halliburton Company	• URS Corporation*
• Hess Corporation	• Valero Energy Corporation
• Honeywell International Inc.	• W.W. Grainger, Inc.
• Illinois Tool Works Inc.

*
Direct competitors and other engineering and construction peers.

        The table below illustrates how we compare to our peer group in relative size:

	Peer Group
Measure	Fluor	25th %ile	Median	75th %ile	Fluor Rank
Market Capitalization(1)	$11,269	$8,389	$17,655	$29,877	20 of 29	(2)
Revenue(1)	$20,988	$7,508	$14,415	$32,514	12 of 30
Employee Size(1)	39,229	25,600	48,200	70,000	18 of 30

(1)
All information is as of our latest compensation review in August 2011 and is based on public filings up to and including June 30, 2011. Dollar amounts shown are in millions.

(2)
One of the companies in our Compensation Peer Group does not have publicly-traded stock.

        The Committee reviews benchmarking comparisons for each named executive based on a job title comparison among the Compensation Peer Group. All job titles that appear to contain similar responsibilities are included in the benchmarking comparisons for each of the named executives.

        The Committee sets target compensation levels for the named executives as follows:

  •
  Base salary compensation is targeted at the 50th percentile for similar job titles, experience and tenure of executives within the Compensation Peer Group. The Committee believes targeting compensation at this level helps the company attract and retain executives. However, from time to time, the Committee may approve compensation at levels outside the 50th percentile depending on a number of factors, including the named executive's experience, skill sets, industry knowledge and other similar attributes.

  •
  Base salary plus annual incentive (i.e., cash) compensation is similarly targeted at the 50th percentile of the Compensation Peer Group for attainment of target-level company and individual performance objectives under the annual incentive program. Annual incentive payments may be made above the 50th percentile if above-target company and individual performance is attained. If company and individual objectives are not met, annual incentive compensation may be below the 50th percentile or not paid at all.

  •
  Total direct compensation, or base salary plus annual and long-term incentive grants, is also targeted at the 50th percentile of the Compensation Peer Group for attainment of target-level company performance. Achievement of superior company performance and continued stock price appreciation will result in growth of actual total direct compensation over time. Below-target company performance and diminishing stock price appreciation will decrease actual total direct compensation.

        A significant portion of total direct compensation is allocated to annual and long-term incentives in accordance with the company's compensation philosophy. The Committee reviews the Compensation Peer Group data each year to determine the appropriate level and mix of incentive compensation including cash-based and equity-based incentives. For 2011, the target allocation between base salary and all other types of incentive compensation as a percentage of the total compensation for the Chief Executive Officer was approximately 12% in base salary and 88% in target annual incentive compensation and long-term incentive award value. The target allocation mix for all other named executives was approximately 23% to 26% in base salary and 74% to 77% in target annual incentive compensation and long-term incentive award value. The differences in the proportion of compensation that is at-risk among the named executives reflects the Committee's policy of providing greater at-risk compensation for executives with the highest amount of responsibility and impact on company results.

        In 2011, Mr. Seaton participated in the same compensation programs with similar metrics as other named executives. His compensation is higher than other named executives because the incentive targets reflect his additional responsibilities as Chief Executive Officer and the target compensation of the peer group, therefore yielding higher payment opportunities. His 2011 target compensation was between the bottom quartile and median compensation of other chief executive officers in our peer group, and below Mr. Boeckmann's CEO compensation, reflecting the Committee's intention to evaluate Mr. Seaton's growth and performance in the chief executive officer position. The table below illustrates how Mr. Seaton's annualized pay is positioned relative to our peer group for other chief executive officers (as of our latest compensation review in August 2011):

	David Seaton	Peer Group Median
Base Salary	$1,025,000	$1,253,000
Bonus Target	130%	130%
Total Cash Compensation at Target	$2,357,500	$2,924,000
Long-Term Incentive Value at Target	$6,250,000	$6,845,000
Total Direct Compensation at Target	$8,607,500	$9,769,000

  Role of Company Management in Compensation Decisions

        Before the Committee makes decisions on base salary and annual and long-term incentives, the Chief Executive Officer reviews compensation for the other named executives and makes recommendations to the Committee based on their individual and group performance. At the beginning of the year, he proposes to the Committee base salary adjustments for the current year, annual incentive award payments for the previous year and current-year long-term incentive grants for each of the other named executives. The Committee reviews and approves the compensation actually paid to the named executives after consideration of the recommendations made by the Chief Executive Officer. The Committee may exercise discretion to modify named executives' compensation from that recommended by the Chief Executive Officer, but did not exercise that discretion for the named executives in 2011.

Other Aspects of Our Executive Compensation Programs

  2011 "Say on Pay" Advisory Vote on Executive Compensation

        In 2011, we provided stockholders a "say on pay" advisory vote to approve our executive compensation. At our 2011 Annual Meeting of Stockholders, stockholders approved the compensation of our named executives, with approximately 76% of the votes cast for approval of the company's executive compensation. The Committee evaluated the results of the 2011 advisory vote at its August meeting and then again in February 2012 when determining executive compensation. The Committee also considered many other factors in evaluating our executive compensation program, including the Committee's assessment of the interaction of our compensation programs with our corporate business objectives, evaluations of our program by our compensation consultant, including with respect to "best practices," and a review of data of our Compensation Peer Group. Taking all of this information into account, the Committee did not make any changes to our executive compensation program and policies as a result of the 2011 "say on pay" advisory vote but did instruct management to engage with stockholders on any compensation questions or concerns. Management has begun this process and will continue to engage with stockholders throughout the year.

  Clawback Policy

        Pursuant to the company's clawback policy, if the Board determines that any key executive or employee, including any named executive, has engaged in fraud or willful misconduct that caused or otherwise contributed to a need for a material restatement of the company's financial results, the Board will review all performance-based compensation earned by that employee during the fiscal periods materially affected by the restatement. If the Board determines that any performance-based compensation would have been lower if it had been based on the restated results, the Board will, to the extent permitted by applicable law, seek recoupment of performance-based compensation as it deems appropriate.

  Stock Ownership Guidelines

        Executive officers are encouraged to hold Fluor common stock to align their financial interests with those of the stockholders. The company has established ownership guidelines for executive officers as follows:

Role	Value of Shares or Share Units to be Owned
Chief Executive Officer	6 times base salary
Chief Financial Officer	3.5 times base salary
Other Senior Executives	2 to 2.5 times base salary

        Named executives are required to retain all company common stock, including 100% of the net shares acquired from the exercise of stock options or the vesting of restricted stock, to the extent the guidelines are not met. As of the date of this report, all named executives were in compliance with these stock ownership guidelines.

  Restrictions on Certain Trading Activities

        Our insider trading policy for executive officers and non-management directors prohibits transactions involving short term or speculative trading in, or any hedging or monetization transactions involving, company securities. In addition, our policy prohibits the holding of company securities in a margin account or pledging company securities unless the company's Chief Legal Officer approves such transaction after the executive clearly demonstrates that he or she may repay the loan without resort to the pledged securities.

  Employment Contracts

        The company does not generally enter into employment agreements. The company did extend an employment letter to Mr. Steuert when he was hired. In addition, from time to time, the company may make multi-year retention awards to promote the continued service of key executives. These arrangements are discussed in more detail in the compensation tables below.

  Tax Implications

        The Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which generally prohibits the company from deducting compensation in excess of $1,000,000 that is paid to named executives other than the Chief Financial Officer. In February of each year, the Committee sets and approves performance hurdles designed to allow named executives' long-term incentive awards to qualify as "performance based compensation" as defined under Section 162(m) of the Internal Revenue Code. Stock options are deductible under the provisions of the stock plans and the structure of the related grant agreements. For 2011, the company believes that 99% of the Chief Executive Officer's taxable income qualified as deductible for federal income tax purposes and that the compensation of all other named executives was fully deductible. However, because there are uncertainties as to the application of regulations under Section 162(m), as with most tax matters, it is possible that our deductions may be challenged or disallowed.

ORGANIZATION AND COMPENSATION COMMITTEE REPORT

        Management of the company has prepared the Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K, and the Committee has reviewed and discussed it with management. Based on this review and discussion, the Committee recommended that the Compensation Discussion and Analysis be included in the proxy statement for the company's 2012 annual meeting of stockholders.

The Organization and Compensation Committee
Peter J. Fluor, Chairman James T. Hackett Kent Kresa Joseph W. Prueher

SUMMARY COMPENSATION TABLE

        The table below summarizes the total compensation earned by each of the named executives in 2011.

        The 2011 named executives include the two executives who held the position of principal executive officer in 2011, the principal financial officer and the three other highest paid executives. The positions listed below reflect the positions held as of December 31, 2011. Effective February 2, 2011, Mr. Boeckmann retired from his position as Chief Executive Officer and Mr. Seaton was appointed to the position.

(a)	(b)	(c)	(d)		(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)		Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)(7)
David T. Seaton	2011	$962,524	—		$4,187,576	$2,062,560	$2,306,000	$22,257	$200,140	$9,741,057
Chief Executive Officer	2010	$695,216	—		$1,350,088	$1,350,001	$343,000	$13,563	$147,889	$3,899,757
(effective February 3,	2009	$512,520	—		$300,001	$300,029	$1,016,060	$11,538	$102,111	$2,242,259
2011)
Alan L. Boeckmann	2011	$264,009	—		$0	$0	$0	$709,649	$150,692	$1,124,350
Chief Executive Officer	2010	$1,248,042	—		$3,550,088	$3,550,004	$704,760	$524,738	$292,939	$9,870,571
(through February 2, 2011)	2009	$1,248,042	—		$2,133,083	$2,133,020	$3,663,280	$563,261	$265,933	$10,006,619
D. Michael Steuert	2011	$811,054	—		$1,334,180	$666,049	$1,254,900	$126,182	$182,934	$4,375,299
Senior Vice President &	2010	$791,835	—		$1,375,101	$1,000,041	$410,180	$131,965	$147,882	$3,857,004
Chief Financial Officer	2009	$791,835	—		$667,074	$666,012	$1,310,540	$137,764	$146,502	$3,719,727
Stephen B. Dobbs	2011	$581,234	—		$800,578	$399,615	$934,200	$25,449	$106,489	$2,847,565
Senior Group President	2010	$565,268	—		$600,082	$600,025	$152,700	$17,356	$90,634	$2,026,065
	2009	$556,213	—		$300,001	$300,029	$739,100	$15,116	$107,096	$2,017,555
Bruce A. Stanski	2011	$474,834	$500,000	(8)	$633,868	$316,447	$673,800	$7,746	$86,647	$2,693,342
Group President, Government
Carlos M. Hernandez	2011	$517,305	—		$800,578	$399,615	$800,400	$10,906	$80,012	$2,608,816
Senior Vice President &	2010	$502,236	$1,021,738	(9)	$600,082	$600,025	$231,400	$8,809	$78,021	$3,042,311
Chief Legal Officer

(1)
The amounts in column (c) include base salary and any time off with pay utilized during the year.

(2)
The amounts in column (e) represent the aggregate grant date fair value of the restricted stock unit awards granted in each year and for 2011 also include the grant date fair value of the long-term 2011 Value Driver Incentive (VDI) awards. The fair value of the restricted stock unit awards is based on the fair market value on the date of grant, calculated as the closing price of the company's common stock on the New York Stock Exchange on the date of grant in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("ASC 718"). The 2011 VDI awards were converted and tracked as performance units on the date of grant. The number of performance units granted was based on the closing price of the company's common stock on the date of grant. The amounts represent 100% of the grant date fair value of the award; however, the number of units was adjusted for actual performance at the end of the performance period (December 31, 2011) and 50% of the performance units will vest on February 28, 2012 and the remaining 50% will vest on February 28, 2014. The grant date fair value of the performance units assuming the highest level of performance is achieved is two times the target value, or: $4,250,128 for Mr. Seaton; $1,336,090 for Mr. Steuert; $801,710 for Mr. Dobbs;

  $634,718 for Mr. Stanski; and $801,710 for Mr. Hernandez. The chart below details the amounts of each type of award granted in 2011:

	David T. Seaton	Alan L. Boeckmann	D. Michael Steuert	Stephen B. Dobbs	Bruce A. Stanski	Carlos M. Hernandez
RSU	$2,062,512	$0	$666,135	$399,723	$316,509	$399,723
VDI	$2,125,064	$0	$668,045	$400,855	$317,359	$400,855

TOTAL	$4,187,576	$0	$1,334,180	$800,578	$633,868	$800,578

(3)
The amounts in column (f) represent the aggregate grant date fair value of options granted in each year. The fair value of these awards is based on the Black-Scholes option pricing model on the date of grant in accordance with ASC 718. Assumptions used in the calculation of these amounts are included in the "Stock Plans" footnote to the company's audited financial statements for the fiscal years ended December 31, 2011, 2010 and 2009, included in the company's Annual Reports on Form 10-K filed with the Securities and Exchange Commission on February 22, 2012, February 23, 2011 and February 25, 2010 respectively.

(4)
The amounts in column (g) represent amounts earned as annual incentive in each year, and for 2009 and 2010 also include amounts earned under the cash-based long-term Value Driver Incentive (VDI) program.

(5)
The amounts in column (h) represent the actuarial increase in the present value of the named executive's benefits under the company's pension plan and, in addition, for Mr. Boeckmann and Mr. Steuert, the company's supplemental benefit plan, further described on page 49. The increase was calculated using the interest rate, discount rate and form of payment assumptions consistent with those used in the company's audited financial statements. The calculation assumes benefit commencement is at normal retirement age (age 65), and was computed without respect to pre-retirement death, termination or disability. Earnings on deferred compensation are not reflected in this column because the company does not provide above-market or guaranteed returns on nonqualified deferred compensation.

(6)
The amounts in column (i) are detailed in a separate All Other Compensation table below.

(7)
The amounts in column (j) represent the total of columns (c) through (i).

(8)
This amount represents a cash hiring and retention award granted as part of Mr. Stanski's offer of employment in order to cover the loss of unvested compensation he was forfeiting with his prior employer by taking the position with Fluor. The award was effective on his hiring date, March 30, 2009 and has a three-year retention period. The award had a total value of $1,500,000, with $500,000 vesting on the first, second and third anniversaries of his hiring date.

(9)
This amount represents a cash hiring award granted as part of Mr. Hernandez's offer of employment in order to cover the loss of unvested compensation he was forfeiting with his prior employer by taking the position with Fluor. The award was effective on his hiring date, October 15, 2007 and had a three year retention period. The award had a total value at grant of $1,000,000 and was credited to a special deferred compensation account at the time of grant, which accrues earnings throughout the vesting period. The award vested in full as of October 15, 2010, and the balance of the award, adjusted for any gains or losses ($1,021,738), was credited to his vested deferred compensation account.

 ALL OTHER COMPENSATION

        The following table and related footnotes describe each component of the All Other Compensation column (i) of the Summary Compensation Table for 2011.

(a)	(b)	(c)	(d)	(e)	(f)		(g)	(h)
Name	Company Contributions to Qualified and Nonqualified Defined Contribution Plans ($)(1)	Life Insurance Premiums ($)(2)	Tax Gross-ups ($)(3)	Perquisite Allowances ($)(4)	Retirement Gift		Other Perquisites ($)(5)	Total All Other Compensation ($)(6)
David T. Seaton	$99,844	$75	$8,079	$69,675	—		$22,467	$200,140
Alan L. Boeckmann	$38,754	$24,974	$21,746	$17,775	$26,198	(7)	$21,245	$150,692
D. Michael Steuert	$85,088	$18,235	$7,964	$49,500	—		$22,147	$182,934
Stephen B. Dobbs	$60,306	$75	$3,626	$32,400	—		$10,082	$106,489
Bruce A. Stanski	$31,316	$75	$10,173	$32,400	—		$12,683	$86,647
Carlos M. Hernandez	$47,537	$75	—	$32,400	—		$0	$80,012

(1)
The amounts in column (b) represent amounts deposited by the company into each named executive's account in the 401(k) plan, pursuant to the company's 5% match, and amounts contributed by the company into each named executive's account in the non-qualified deferred compensation plan for (i) matching or discretionary contributions into the Excess 401(k) portion of the non-qualified deferred compensation plan and (ii) accruals that would have been credited to each named executive's pension plan account for the portion of base salary in excess of Internal Revenue Code limitations.

(2)
The amounts in column (c) represent the premiums paid by the company for non-contributory life insurance, and for Mr. Boeckmann and Mr. Steuert, premiums paid by the company for split-dollar life insurance provided under a supplemental benefit plan described on page 49.

(3)
The amounts in column (d) represent the tax gross-up provided for business-related spousal travel, and in addition for Mr. Boeckmann, includes $14,106 related to a non-cash gift provided to him in recognition of his retirement as Chief Executive Officer in 2011 and his 36 years of service to the company.

(4)
The amounts in column (e) represent the aggregate perquisite allowance paid monthly as a substitute for the company reimbursing or paying for perquisites such as an automobile allowance, tax and financial planning, and company-owned country club membership dues. Not more than $25,000 of the allowance was used by any named executive for any single type of perquisite.

(5)
This amount represents the incremental cost for business-related spousal travel.

(6)
The amounts in column (h) represent the totals of columns (b) through (g).

(7)
This amount represents the incremental cost of a gift provided to Mr. Boeckmann in recognition of his retirement as Chief Executive Officer in 2011 and his 36 years of service to the company.

 GRANTS OF PLAN-BASED AWARDS IN 2011

        The table below provides information about equity and non-equity awards granted to the named executives in 2011. Mr. Boeckmann, who held the position of Chief Executive Officer through February 1, 2011, did not receive any grants of plan-based awards in 2011 as Chief Executive Officer.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)
									All Other Stock Awards: Number of Shares of Stock or Units (#)(5)	All Other Option Awards: Number of Securities Underlying Options (#)(6)
			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(4)					Exercise or Base Price of Option Awards Per Share ($/sh)(7)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Type of Award(1)	Grant Date(2)	Threshold (#)	Target (#)	Maximum (#)	Threshold ($)	Target ($)	Maximum ($)
David T. Seaton	RSU	2/28/2011	—	—	—	—	—	—	29,148	—	—	$2,062,512	(8)
	SO	2/28/2011	—	—	—	—	—	—	—	88,089	$70.76	$2,062,560	(9)
	VDI	2/28/2011	0	30,032	60,064	—	—	—	—	—	—	$2,125,064	(10)
	AI	N/A	—	—	—	$0	$1,332,500	$2,665,000	—	—	—	—
D. Michael Steuert	RSU	2/28/2011	—	—	—	—	—	—	9,414	—	—	$666,135	(8)
	SO	2/28/2011	—	—	—	—	—	—	—	28,446	$70.76	$666,049	(9)
	VDI	2/28/2011	0	9,441	18,882	—	—	—	—	—	—	$668,045	(10)
	AI	N/A	—	—	—	$0	$693,300	$1,386,600	—	—	—	—
Stephen B. Dobbs	RSU	2/28/2011	—	—	—	—	—	—	5,649	—	—	$399,723	(8)
	SO	2/28/2011	—-	—-	—-	—-	—-	—-	—-	17,067	$70.76	$399,615	(9)
	VDI	2/28/2011	0	5,665	11,330	—	—	—	—	—	—	$400,855	(10)
	AI	N/A	—	—	—	$0	$496,900	$993,800	—	—	—	—
Bruce A. Stanski	RSU	2/28/2011	—	—	—	—	—	—	4,473	—	—	$316,509	(8)
	SO	2/28/2011	—	—	—	—	—	—	—	13,515	$70.76	$316,447	(9)
	VDI	2/28/2011	0	4,485	8,970	—	—	—	—	—	—	$317,359	(10)
	AI	N/A	—	—	—	$0	$405,900	$811,800	—	—	—	—
Carlos M. Hernandez	RSU	2/28/2011	—	—	—	—	—	—	5,649	—	—	$399,723	(8)
	SO	2/28/2011	—	—	—	—	—	—	—	17,067	$70.76	$399,615	(9)
	VDI	2/28/2011	0	5,665	11,330	—	—	—	—	—	—	$400,855	(10)
	AI	N/A	—	—	—	$0	$442,200	$884,400	—	—	—	—

(1)
The types of awards that were granted in 2011 are as follows: Restricted Stock Units (RSU), Stock Options (SO), Value Driver Incentive (VDI) and Annual Incentive (AI).

(2)
Grants made on February 28, 2011 were approved by the Committee on February 2, 2011.

(3)
Columns (d), (e) and (f) show the potential number of units for each named executive of his 2011 Value Driver Incentive award if the threshold, target and maximum performance goals are satisfied. All potential payouts are performance-driven and therefore completely at risk. The performance goals are described in the Compensation Discussion and Analysis on pages 31-32. The performance units vest in equal halves, 50% one year from the date of grant and 50% three years from the date of grant.

(4)
Columns (g), (h) and (i) show the potential value of the payout for each named executive of his 2011 annual incentive award if the threshold, target and maximum performance goals are satisfied. All potential payouts are performance-driven and therefore completely at risk. The performance goals are described in the Compensation Discussion and Analysis on pages 28-30.

(5)
The amounts in column (j) represent the number of restricted stock units granted on February 28, 2011 as part of the 2011 long-term incentive awards. The restricted stock units vest in equal thirds over three years.

(6)
The amounts in column (k) represent the number of nonqualified stock options granted on February 28, 2011 as part of the 2011 long-term incentive awards. The options vest in equal thirds over three years.

(7)
The amounts in column (l) represent the exercise price of the nonqualified stock options, which was the closing price of the company's common stock on the New York Stock Exchange on the date of grant.

(8)
This amount represents the fair value of the restricted stock units granted on February 28, 2011 as part of the 2011 long-term incentive awards. The value is computed in accordance with ASC 718, using the grant price of $70.76 per share, which was the closing price of the company's common stock on the New York Stock Exchange on the date of grant.

(9)
This amount represents the grant date fair value of the nonqualified stock options granted on February 28, 2011 as part of the 2011 long-term incentive awards. The value is computed in accordance with ASC 718, using a Black-Scholes option pricing model value of $23.4145 per option.

(10)
This amount represents the grant date fair value of the 2011 VDI Program performance units granted on February 28, 2011 as part of the 2011 long-term incentive awards, using the grant price of $70.76 per unit, which was the closing price of the company's common stock on the New York Stock Exchange on the date of the grant.

NEW HIRE AND RETENTION AGREEMENTS

        The company extended an employment letter to Mr. Steuert in 2001 in conjunction with him joining the company. The company agreed to provide him with one year's pay at his current base salary if he is terminated by the company for any reason other than for cause or Change in Control. If he retires from the company, he will receive one year's pay, at his then-current base salary, as a supplemental retirement benefit. No other named executive has an employment contract.

        In August 2010, the company granted a retention award to Mr. Steuert to ensure his services and expertise were retained. If Mr. Steuert satisfies the terms and conditions of the retention agreement including without limitation, continuous employment with the company through June 1, 2012, 7,619 restricted stock units granted under the retention agreement will vest on June 1, 2012.

        In March 2009, the company entered into an employment letter with Mr. Stanski, in which he was granted a hiring bonus in order to cover the loss of unvested compensation he was forfeiting with his prior employer by taking the position with Fluor. The award was granted in the amount of $1,500,000, and the award vests in thirds on March 30, 2010, March 30, 2011 and March 30, 2012 in order to ensure his services are retained.

        In January 2008, the company entered into retention agreements with Mr. Seaton and Mr. Dobbs to ensure their services were retained for continued growth of the company and as part of the chief executive officer succession planning process. If the terms and conditions of the retention agreements including, without limitation, continuous employment with the company, are satisfied, they will receive an award consisting of two components. First, assuming continuous employment at each vesting date, the 32,928 restricted stock units granted under the retention agreements will vest in thirds on January 31, 2011, January 31, 2012 and January 31, 2013. Second, Mr. Seaton and Mr. Dobbs received on January 31, 2008 a sum of $1,000,000 credited to each of their special deferred compensation program accounts that will vest, together with any accrued gains or losses, on March 31, 2013 if still employed by the company through that date.

OUTSTANDING EQUITY AWARDS AT 2011 FISCAL YEAR END

        The chart below details the vesting terms and schedules for outstanding restricted stock shares, restricted stock units and stock options held by the named executives as of December 31, 2011:

Award Year	Type of Award(1)	Vesting Period	Vesting Date	Award Term
2006 and earlier	NQSO	20% per year over 5 years	February 5	10 Years
2007(2)	NQSO	20% per year over 5 years	March 6	10 Years
2008 and later	NQSO	One-third per year for 3 years	March 6	10 Years
2005 and earlier	RSS(3)	100% after 10 years	February 5	—
2007(2)	RSS(3)	20% per year for 5 years	March 6	—
2008 and later(4)	RSU(3)	One-third per year for 3 years	March 6	—
2011	VDI	50% 1 year from grant and 50% 3 years from grant date	February 28	—

(1)
Non-Qualified Stock Option (NQSO); Restricted Stock Share (RSS); Restricted Stock Unit (RSU); Value Driver Incentive (VDI)

(2)
In 2007, the annual grant date and subsequent vesting dates were changed to March to follow the year-end earnings release.

(3)
Upon vesting, named executives will receive a cash payment equal to the amount of dividends that would have otherwise been paid from the date of grant on an equivalent number of shares.

(4)
Beginning in 2008, restricted stock units were granted instead of restricted stock shares.

        The market value in the Market Value of Shares or Units of Stock That Have Not Vested columns (h) and (j) is determined by multiplying the number of shares by the closing price ($50.25) of the company's common stock on the New York Stock Exchange on December 30, 2011, the last trading day of the fiscal year.

        The following table provides information on the holdings of stock options and restricted stock shares and units by the named executives as of December 31, 2011.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
	Option Awards					Stock Awards		Equity Incentive Plan Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Grant Date	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Number of Units of Stock That Have Not Vested (#)(3)	Market Value of Units of Stock That Have Not Vested ($)
David T. Seaton	2,772	—	$42.11	02/09/2006	02/09/2016	78,765	$3,957,941	59,464	$2,988,066
	6,976	3,488	$44.71	03/06/2007	03/06/2017	—	—	—	—
	12,066	—	$68.36	03/04/2008	03/04/2018	—	—	—	—
	—	7,515	$30.46	03/02/2009	03/02/2019	—	—	—	—
	—	62,084	$42.75	03/02/2010	03/02/2020	—	—	—	—
	—	88,089	$70.76	02/28/2011	02/28/2021	—	—	—	—
Alan L. Boeckmann	56,860	—	$44.71	03/06/2007	03/07/2014	78,705	$3,954,926	—	—
	96,726	—	$68.36	03/04/2008	03/07/2014	—	—	—	—
	53,427	53,427	$30.46	03/02/2009	03/06/2015	—	—	—	—
	81,629	163,258	$42.75	03/02/2010	03/06/2016	—	—	—	—
D. Michael Steuert	9,966	9,966	$44.71	03/06/2007	03/06/2017	67,041	$3,368,810	18,694	$939,374
	30,204	—	$68.36	03/04/2008	03/04/2018	—	—	—	—
	—	16,682	$30.46	03/02/2009	03/02/2019	—	—	—	—
	—	45,990	$42.75	03/02/2010	03/02/2020	—	—	—	—
	—	28,446	$70.76	02/28/2011	02/28/2021	—	—	—	—
Stephen B. Dobbs	4,158	—	$42.11	02/09/2006	02/09/2016	48,502	$2,437,226	11,218	$563,705
	13,470	4,490	$44.71	03/06/2007	03/06/2017	—	—	—	—
	13,608	—	$68.36	03/04/2008	03/04/2018	—	—	—	—
	15,030	7,515	$30.46	03/02/2009	03/02/2019	—	—	—	—
	13,797	27,594	$42.75	03/02/2010	03/02/2020	—	—	—	—
	—	17,067	$70.76	02/28/2011	02/28/2021	—	—	—	—
Bruce A. Stanski	—	4,859	$41.77	05/06/2009	05/06/2019	12,834	$644,909	8,882	$446,321
	—	18,396	$42.75	03/02/2010	03/02/2020	—	—	—	—
	—	13,515	$70.76	02/28/2011	02/28/2021	—	—	—	—
Carlos M. Hernandez	13,608	—	$68.36	03/04/2008	03/04/2018	18,290	$919,073	11,218	$563,705
	—	7,515	$30.46	03/02/2009	03/02/2019	—	—	—	—
	13,797	27,594	$42.75	03/02/2010	03/02/2020	—	—	—	—
	—	17,067	$70.76	02/28/2011	02/28/2021	—	—	—	—

(1)
The options expiration date is ten years after grant date. For Mr. Boeckmann, who retired as an employee in 2011, for options granted prior to 2009, which were fully vested as of his retirement date, the expiration date is three years from his retirement date and for options granted 2009 and later, which continue to vest on the dates originally outlined in the agreements, the expiration date is three years from the final vesting date.

(2)
The vesting dates for the restricted stock shares or units that have not vested are detailed in the table below. For Mr. Boeckmann, this amount does not include restricted stock shares or units that were granted to him as a non-employee director, which are reported in the outstanding equity table for directors on page 60.

          The following table provides the number of unvested restricted stock shares or units by vesting date for each named executive as of December 31, 2011.

Vesting Date	David T. Seaton	Alan L. Boeckmann	D. Michael Steuert	Stephen B. Dobbs	Bruce A. Stanski	Carlos M. Hernandez
January 31, 2012	10,974	—	—	10,974	—	—
March 6, 2012	24,570	51,024	21,222	11,189	4,610	9,845
May 7, 2012	—	—	—	—	2,123	—
June 1, 2012	—	—	7,619	—	—	—
January 31, 2013	10,980	—	—	10,980	—	—
February 4, 2013	520	—	3,760	760	—	—
March 6, 2013	20,243	27,681	10,936	6,562	4,610	6,562
February 5, 2014	1,000	—	7,200	2,200	—	—
March 6, 2014	9,716	—	3,138	1,883	1,491	1,883
February 5, 2015	762	—	13,166	3,954	—	—

Total	78,765	78,705	67,041	48,502	12,834	18,290

(3)
The amounts in column (i) represent number of performance units granted under the 2011 Value Driver Incentive (VDI) program and adjusted for actual performance at the end of the performance period (December 31, 2011). The performance units will vest 50% on February 28, 2012 and the remaining 50% will vest on February 28, 2014.

OPTION EXERCISES AND STOCK VESTED IN 2011

        The following table provides information on the option exercises by and restricted stock share and unit vestings for the named executives in 2011.

(a)	(b)	(c)	(d)	(e)
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
David T. Seaton	38,557	$1,267,588	28,650	$2,015,774
Alan L. Boeckmann	81,624	$2,215,545	171,512	$12,027,940
D. Michael Steuert	100,375	$3,031,693	26,328	$1,864,376
Stephen B. Dobbs	—	—	23,210	$1,627,999
Bruce A. Stanski	18,916	$560,641	5,242	$372,873
Carlos M. Hernandez	15,030	$606,424	9,426	$672,168

        A portion of the shares reported under Number of Shares Acquired on Exercise and Number of Shares Acquired on Vesting are withheld or sold on behalf of the named executive upon exercise or vesting to satisfy exercise costs and tax withholding obligations, and are included in the Value Realized on Exercise and Value Realized on Vesting columns.

 PENSION BENEFITS

        The company provides a pension plan, which is a cash balance qualified defined benefit plan, to most salaried employees employed prior to December 31, 2009, including all named executives. On September 2, 2011, the Board of Directors approved an amendment to the plan to freeze the accrual of future company contributions to eligible participants on December 31, 2011. Interest credits on accumulated benefits as of December 31, 2011 will continue to accrue in accordance with the terms of the plan. In addition to the pension plan, a select group of officers are participants in a supplemental benefit plan, granted on a discretionary basis by the Committee as a supplemental retirement plan.

        The amounts in the Present Value of Accumulated Benefit column (d) represent the present value of accumulated benefits as of the fiscal year ended December 31, 2011. The actuarial values were calculated using a discount rate of 5.05% for the pension plan and a discount rate of 3.85% for the supplemental benefit plan, a future annual interest credit rate of 3.00%, assumed benefit commencement age of 65, and a lump sum form of payment for the pension plan and, as elected, 120 monthly salary continuation payments for the supplemental benefit plan for Mr. Boeckmann and a lump sum form of payment for the supplemental benefit plan for Mr. Steuert.

(a)	(b)	(c)	(d)
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
David T. Seaton	Pension Plan	25	$105,858
Alan L. Boeckmann	Pension Plan	35	$98,691
	Supplemental Benefit Plan	—	$3,347,164
D. Michael Steuert	Pension Plan	9	$111,310
	Supplemental Benefit Plan	—	$763,323
Steven B. Dobbs	Pension Plan	30	$138,381
Bruce A. Stanski	Pension Plan	2	$12,176
Carlos M. Hernandez	Pension Plan	3	$27,502

        Participants' accounts under the pension plan are credited at each month-end based on age, years of service and eligible pay. On the first day of 2011, age at the participant's last birthday and the whole number of the participant's years of service were calculated, and then used throughout the year in determining monthly contributions. Eligible pay was defined as base pay plus before-tax contributions to the 401(k) Plan and the company's flexible benefits plan, but excluding commissions, bonuses, overtime and other irregular, infrequent or non-recurring payments. The calculation utilizing age, service and eligible pay to determine the annual amount credited to a participant's pension plan account is illustrated below. The amount credited each month was determined by dividing the annual pension benefit credit by 12.

        Eligible pay for pension plan purposes was also limited by the Internal Revenue Code compensation limits ($245,000 for 2011). The company credited to each named executive's nonqualified deferred compensation account the amount that would have been credited to their pension plan account but for this limit, which is discussed in more detail under Nonqualified Deferred Compensation on pages 50-51.

        No amounts were credited to the pension plan accounts of any of the named executives until after the pension plan became effective on January 1, 1999.

        The normal form of payment from the pension plan is a 50% Joint & Survivor Annuity for married participants and a Single Life Annuity for unmarried participants. A lump sum payment option is also available. Payments are permitted upon retirement at age 65 or upon retirement with the service and age combination as defined in the chart below.

Age	Years of Accumulated Service Immediately Preceding Retirement
60 - 64	5
59	8
58	11
57	13
56	14
55	15
Any Age	30

        The supplemental benefit plan provides a pre-retirement death benefit through a split-dollar life insurance policy and then upon retirement provides a choice of a post-retirement death benefit, a lump sum cash payment or 120 monthly salary continuation payments. In addition, any time prior to retirement, the participant has the option of irrevocably opting out of the supplemental benefit plan and instead receiving a benefit under a joint and survivor split-dollar life insurance plan. The death benefit for each participant is as follows: Mr. Boeckmann, $5,000,000; and Mr. Steuert, $2,000,000.

NONQUALIFIED DEFERRED COMPENSATION

        All U.S. executives, including named executives, are eligible to defer compensation into the Executive Deferred Compensation Program ("EDCP"), which has a number of components. Executives may defer up to 100% of base salary, annual incentive awards and any cash-based VDI payments. The plan also allows executives to contribute to the Excess 401(k) portion of the plan (between 1% and 20% of base salary) in excess of the Internal Revenue Code maximum annual before-tax contribution for qualified retirement plans.

        In addition, the company contributes to the EDCP any amounts that would have been contributed by the company to the 401(k) plan as matching or discretionary retirement contributions or credited to the pension plan as an accrual, that are in excess of the Internal Revenue Code compensation limit on contributions or were lessened by an election to defer base salary. In 2011, the company matched the first 5% of salary deferred to the 401(k) Plan or Excess 401(k) Plan and made a discretionary contribution of 2% of base salary. Most salaried employees were eligible for the 5% match and most received the 2% discretionary retirement contribution in 2011. Annual enrollment for the EDCP is in December, and elections are made with respect to compensation to be earned in the following year.

        The table below shows the deemed investment choices available to the executives in the EDCP and their annual rate of return for the calendar year ended December 31, 2011, as reported by the administrator of the EDCP. The company does not guarantee the rates of return. The executives are provided the opportunity to make changes to their deemed investments on a daily basis.

Fund	Rate of Return	Fund	Rate of Return
Fidelity Spartan Money Market	0.01%	Hartford Mid-Cap Value HLS—IA Shares	(8.52)%
Federated U.S. Treasury Cash Reserves—Instl Service Shares	0.00%	Vanguard Mid-Cap Index—Investor Shares	(2.11)%
Hartford Total Return Bond HLS—IA Shares	6.92%	JPMorgan U.S. Small Company—Select Shares	(3.86)%
MFS High Income—A Shares	4.16%	Northern Small Cap Index	(4.49)%
American Funds American Balanced—Class A	3.82%	MFS New Discovery—I Shares	(10.22)%
Hartford Value HLS—IA Shares	(1.93)%	American Funds New Perspective—Class A	(7.60)%
Hartford Capital Appreciation HLS—IA Shares	(11.40)%	Vanguard International Growth—Admiral Shares	(13.58)%
Vanguard 500 Index—Admiral Shares	2.08%	Morgan Stanley Instl Emerging Markets Equity—Class P	(18.63)%
American Funds Growth Fund of America—Class A	(4.89)%

        For amounts deferred on or after January 1, 2005, distribution elections are made in conjunction with the plan year deferral elections. Distributions can be elected as a lump sum payment or in up to ten annual installments. Distribution payments are made in the month following retirement or termination with the exception of officers of the company, for whom no distributions will be made prior to six months after retirement or termination. In addition, executives can elect to receive a scheduled in-service distribution as a lump sum or in up to ten annual installments, with the payments commencing no sooner than one year following the end of the plan year.

        Distributions related to amounts deferred prior to January 1, 2005 are made at the time of retirement or termination and can be elected as a lump sum payment or in up to twenty annual installments. Executives can elect to have their distributions commence either in the year of their retirement or termination or the January following their retirement or termination.

        The table below shows executive and company contributions made to the EDCP for each named executive as well as the aggregate earnings and aggregate balance at fiscal year end in the EDCP.

(a)	(b)	(c)	(d)	(e)
Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings (Loss) in Last Fiscal Year ($)(3)	Aggregate Balance at December 31, 2011 ($)(4)
David T. Seaton	$128,224	$88,403	$(84,898)	$1,749,664
Alan L. Boeckmann	$0	$20,966	$129,246	$2,973,955
D. Michael Steuert	$43,919	$63,854	$86,211	$2,975,961
Stephen B. Dobbs	$105,530	$43,081	$(40,282)	$5,844,332
Bruce A. Stanski	$15,611	$17,667	$4	$64,235
Carlos M. Hernandez	$217,676	$33,166	$28,613	$2,000,874

(1)
The amounts in column (b) represent contributions by each named executive in 2011. Contributions were made as follows to the Excess 401(k) portion of the plan and are included in the Summary Compensation Table on page 40 in the Salary column (c) for 2011: Mr. Seaton, $128,224; Mr. Steuert, $43,919; Mr. Dobbs, $19,109; Mr. Stanski, $15,611; and Mr. Hernandez, $82,344. The amount for Mr. Hernandez also includes $135,332 in VDI awards earned in previous years. The amount for Mr. Dobbs also includes $27,140 in Non-Equity Incentive Plan Compensation and $59,281 in VDI awards earned in previous years.

(2)
The amounts in column (c) represent contributions by the company in 2011 for the named executives and include matching and discretionary contributions into the Excess 401(k) portion of the plan and credits that reflect the accrual that would have been made in the named executive's pension plan account for the portion of base salary that was in excess of the Internal Revenue Code compensation limit on contributions. All amounts in column (c) are reported in the All Other Compensation column (i) of the Summary Compensation Table on page 40 and in the Company Contributions to Qualified and Nonqualified Defined Contribution Plans column (b) of the All Other Compensation table on page 42.

(3)
None of the deemed investment earnings on vested deferred compensation, represented in column (d), are reflected in the Summary Compensation Table because the company does not provide above market or guaranteed returns on nonqualified deferred compensation.

(4)
The amounts in column (e) represent the fully vested EDCP balance as of December 31, 2011 for each named executive and include amounts deferred in previous years. These amounts include contributions reported in the summary compensation tables from 2009 and 2010 as follows: Mr. Seaton, $149,659; Mr. Boeckmann $105,604; Mr. Steuert, $85,274; Mr. Dobbs, $19,254; and Mr. Hernandez, $1,035,005.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

        The tables below reflect the amount of compensation that would become payable to each of the named executives under existing plans and arrangements if the named executive's employment had terminated on December 31, 2011, given their compensation and service levels as of such date and, if applicable, based on the company's closing stock price on that date. These benefits are in addition to amounts previously earned and to which they are entitled, regardless of the occurrence of any termination of employment, including then-exercisable stock options, and vested amounts contributed or credited under the Executive Deferred Compensation Program, as well as benefits generally available to all salaried employees, such as amounts accrued and vested through the company's retirement plans and payout of any accrued time off with pay (collectively, the "Pre-Termination Benefits"). Named executives are entitled to receive the Pre-Termination Benefits regardless of the manner in which their employment is terminated. As described under the scenarios set forth below, additional amounts may be received upon termination, with the exception of termination for cause, in which case, no additional amounts would be received.

        The actual amounts that would be paid upon a named executive's termination of employment can only be determined at the time of such executive's separation from the company. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event, the company's stock price and the executive's age. In addition, in connection with any actual termination of employment, the company may determine to enter into an agreement or to establish an arrangement providing additional benefits or amounts, or to alter the terms of benefits described below, as the Committee determines appropriate.

        For Mr. Boeckmann, who retired as an employee of the company effective March 7, 2011, the payments in the table below reflect the actual payments received related to his retirement. In the case of the Supplemental Benefit Plan, the payment reflects the actuarial valuation as of December 31, 2011 of the payments he will begin to receive under that plan once he reaches age 65. In addition, Mr. Boeckmann remains entitled to a death benefit of $5,000,000 under the plan until he reaches the age of 65.

Payments Made Upon Voluntary Termination/Retirement

        As of December 31, 2011, Mr. Steuert and Mr. Dobbs are the named executives eligible for retirement as defined in the Pension Benefits table on page 49. For those who are eligible for retirement, it is assumed that in the case of voluntary termination, they would elect retirement from the company. Named executives not eligible for retirement would receive no additional compensation upon voluntary termination, other than their Pre-Termination Benefits.

        In the event of the voluntary termination of a named executive who is eligible for retirement as defined in the Pension Benefits table on page 49, in addition to the Pre-Termination Benefits:

  •
  upon proper approval, restrictions will lapse on unvested restricted stock shares granted prior to 2007 and the vesting of unvested options granted prior to 2007 will be accelerated; and

  •
  upon the named executive signing a non-competition agreement, restrictions will lapse on unvested restricted stock shares granted in 2007 and the vesting of unvested options granted in 2007 will be accelerated; and

  •
  upon the named executive signing a non-competition agreement, restrictions will continue to lapse on the dates set forth in the award agreements on unvested restricted stock shares and units granted in 2008 and later and the unvested options granted in 2008 and later will continue to vest on the dates set forth in the agreements; and

  •
  upon Committee approval, amounts accrued and vested through the company's supplemental benefit plan will be paid in accordance with the named executive's distribution election.

        Amounts reported in the tables below assume that the above approvals have been obtained and requirements met.

        In addition, for Mr. Steuert, in the event of voluntary retirement, he receives a payment of one year's base salary, as guaranteed in his employment letter.

Payments Made Upon Not for Cause Termination

        In the event of the termination without cause of a named executive, in addition to the Pre-Termination Benefits and, for retirement eligible named executives, the items identified above under the heading "Payments Made Upon Voluntary Termination/Retirement," the named executive will receive a cash severance benefit calculated as two weeks of base pay per year of service, with a minimum severance benefit of eight weeks and a maximum severance benefit of fifty-two weeks. In addition:

  •
  any outstanding retention awards will become immediately vested; and

  •
  upon Committee approval, the named executive may receive any annual incentive award earned during the fiscal year.

        Amounts reported in the tables below assume that the Committee has approved the annual incentive payment, although the Committee retains discretion not to do so.

Payments Made Upon a Termination in Connection with a Change in Control

        In the event of a qualifying termination of a named executive within two (2) years following a Change in Control, in addition to the Pre-Termination Benefits;

  •
  named executives will receive a lump sum cash payment equal to the sum of the named executive's highest annual base salary during the three (3) years immediately preceding termination plus target annual incentive for the year, multiplied by 3.0 in the case of Mr. Seaton and 2.0 for other named executives; and

  •
  the named executives will receive the annual incentive earned during the fiscal year in which the termination occurs, prorated through the last full month worked by the named executive during the year of termination; and

  •
  any equity-based compensation awards, other than performance-based equity awards, will become fully vested and exercisable or settled; and

  •
  any performance-based equity awards, to the extent applicable performance criteria are met, shall be earned on a pro rata basis based on the number of full months worked during the performance period; and

  •
  any outstanding retention awards will become immediately vested; and

  •
  any remaining unvested VDI will be paid as earned.

        In addition, any benefits under the supplemental benefit plan will vest if the Committee determines that the named executive has experienced an adverse change in employment condition within thirty-six (36) months after the change in control and such benefits will be paid in accordance with the named executive's distribution election. Payments below assume Committee approval regarding payment of the supplemental benefit plan.

        A qualifying termination, generally, is a termination of the named executive without cause or a resignation by the named executive for good reason. "Cause" means the named executive's (i) fraud, (ii) conviction of a felony, (iii) material failure or refusal to perform his job duties in accordance with company policies or (iv) a material violation of company policy that causes substantial harm to the company or its subsidiaries. "Good reason" includes a material diminution of the named executive's aggregate compensation or his authority, duties or responsibilities (including as a result of a material diminution of the budget over which he retains authority) but may also be triggered by a material breach of any agreement (including the change in control agreement) under which he provides services to the company.

        No gross up for excise taxes, if any, is payable under the change in control agreements. The company will, however, automatically reduce any payments under the agreement to the extent necessary to prevent payments being subject to the excise tax, but only if by reason of the reduction, the after-tax benefit of the reduced payments exceeds the after-tax benefit if such reduction were not made.

Payments Made Upon Death or Termination in Connection with Disability

        In the event of death of a named executive or termination of employment of a named executive as a result of total and permanent disability, the payments would be the same as the Payments Made Upon a Termination in Connection with a Change in Control, with the exception of the lump sum cash payment outlined in the first bullet above. In addition, the supplemental benefit plan would pay out:

  •
  in the event of death, the death benefit of the policy for Mr. Steuert would be $2,000,000; or

  •
  in the event of retirement in connection with disability, and upon reaching age 65, the named executive would receive their benefit as elected. For Mr. Steuert, this would be a lump sum payment with a present value as of December 31, 2011 of $763,323.

        The following tables show the potential payments that would be due each named executive upon a voluntary termination; a termination without cause; a termination in connection with a change in control; and death or termination in connection with disability.

David T. Seaton Not eligible for retirement	Voluntary Termination of Employment/Retirement		Not for Cause Termination of Employment		Termination of Employment in Connection with a Change in Control		Death or Termination due to Disability
Cash Severance Benefit	$0	(1)	$1,025,000	(2)	$7,072,500	(3)	$0	(1)
Retention Award	$0		$2,104,097	(4)	$2,104,097	(4)	$2,104,097	(4)
Annual Incentive Award	$0	(5)	$1,332,500	(6)	$1,332,500	(7)	$1,332,500	(7)
Supplemental Benefit Plan	$0		$0		$0		$0
Long Term Incentive Awards
Stock Options	$0	(8)	$0	(8)	$633,693	(9)	$633,693	(9)
Restricted Stock Shares/Units	$0	(8)	$0	(8)	$2,854,753	(9)	$2,854,753	(9)
Value Driver Incentive (VDI)	$0	(10)	$0	(10)	$21,000	(11)	$21,000	(11)

Total Value of Payments	$0		$4,461,597		$14,018,543		$6,946,043

Alan L. Boeckmann Retired effective March 7, 2011	Voluntary Termination of Employment/Retirement		Not for Cause Termination of Employment	Termination of Employment in Connection with a Change in Control	Death or Termination due to Disability
Cash Severance Benefit	$0	(1)	—	—	—
Retention Award	—		—	—	—
Annual Incentive Award	$0	(5)	—	—	—
Supplemental Benefit Plan	$3,347,164	(12)	—	—	—
Long Term Incentive Awards
Stock Options	$2,983,550	(8)	—	—	—
Restricted Stock Shares/Units	$10,256,510	(8)	—	—	—
Value Driver Incentive (VDI)	$0	(10)	—	—	—

Total Value of Payments	$16,587,224		—	—	—

D. Michael Steuert Eligible for retirement	Voluntary Termination of Employment/Retirement		Not for Cause Termination of Employment		Termination of Employment in Connection with a Change in Control		Death or Termination due to Disability
Cash Severance Benefit	$815,600	(1)	$1,129,292	(2)	$3,017,800	(3)	$0	(1)
Retention Award	$0		$382,855	(4)	$382,855	(4)	$382,855	(4)
Annual Incentive Award	$0	(5)	$693,300	(6)	$693,300	(7)	$693,300	(7)
Supplemental Benefit Plan	$763,323	(12)	$763,323	(12)	$763,323	(12)	$2,000,000	(13)
Long Term Incentive Awards
Stock Options	$730,323	(8)	$730,323	(8)	$730,323	(9)	$730,323	(9)
Restricted Stock Shares/Units	$2,985,956	(8)	$2,985,956	(8)	$2,985,956	(9)	$2,985,956	(9)
Value Driver Incentive (VDI)	$0	(10)	$0	(10)	$46,690	(11)	$46,690	(11)

Total Value of Payments	$5,295,202		$6,685,049		$8,620,247		$6,839,124	(13)

Steven B. Dobbs Eligible for retirement	Voluntary Termination of Employment/Retirement		Not for Cause Termination of Employment		Termination of Employment in Connection with a Change in Control		Death or Termination due to Disability
Cash Severance Benefit	$0	(1)	$584,500	(2)	$2,162,800	(3)	$0	(1)
Retention Award	$0		$2,136,952	(4)	$2,136,952	(4)	$2,136,952	(4)
Annual Incentive Award	$0	(5)	$496,900	(6)	$496,900	(7)	$496,900	(7)
Supplemental Benefit Plan	—		—		—		—
Long Term Incentive Awards
Stock Options	$380,574	(8)	$380,574	(8)	$380,574	(9)	$380,574	(9)
Restricted Stock Shares/Units	$1,334,037	(8)	$1,334,037	(8)	$1,334,037	(9)	$1,334,037	(9)
Value Driver Incentive (VDI)	$0	(10)	$0	(10)	$21,000	(11)	$21,000	(11)

Total Value of Payments	$1,714,611		$4,932,963		$6,532,263		$4,369,463

Bruce A. Stanski Not eligible for retirement	Voluntary Termination of Employment/Retirement		Not for Cause Termination of Employment		Termination of Employment in Connection with a Change in Control		Death or Termination due to Disability
Cash Severance Benefit	$0	(1)	$73,462	(2)	$1,766,800	(3)	$0	(1)
Retention Award	$0		$500,000	(4)	$500,000	(4)	$500,000	(4)
Annual Incentive Award	$0	(5)	$405,900	(6)	$405,900	(7)	$405,900	(7)
Supplemental Benefit Plan	—		—		—		—
Long Term Incentive Awards
Stock Options	$0	(8)	$0	(8)	$179,174	(9)	$179,174	(9)
Restricted Stock Shares/Units	$0	(8)	$0	(8)	$644,909	(9)	$644,909	(9)
Value Driver Incentive (VDI)	$0	(10)	$0	(10)	$18,760	(11)	$18,760	(11)

Total Value of Payments	$0		$979,362		$3,515,543		$1,748,743

Carlos M. Hernandez Not eligible for retirement	Voluntary Termination of Employment/Retirement		Not for Cause Termination of Employment		Termination of Employment in Connection with a Change in Control		Death or Termination due to Disability
Cash Severance Benefit	$0	(1)	$80,031	(2)	$1,924,800	(3)	$0	(1)
Retention Award	—		—		—		—
Annual Incentive Award	$0	(5)	$442,200	(6)	$442,200	(7)	$442,200	(7)
Supplemental Benefit Plan	—		—		—		—
Long Term Incentive Awards
Stock Options	$0	(8)	$0	(8)	$355,677	(9)	$355,677	(9)
Restricted Stock Shares/Units	$0	(8)	$0	(8)	$919,073	(9)	$919,073	(9)
Value Driver Incentive (VDI)	$0	(10)	$0	(10)	$21,000	(11)	$21,000	(11)

Total Value of Payments	$0		$522,231		$3,662,750		$1,737,950

(1)
Severance is not paid in the event of voluntary termination/retirement, death or disability. For Mr. Steuert, in the event of voluntary retirement, his amount reflects a payment of one year's base salary, as provided for in his employment letter.

(2)
The named executive is provided a cash severance benefit of two weeks of base salary per year of service upon a termination without cause. The minimum severance benefit is eight weeks and the maximum is 52 weeks of pay. The severance benefit is paid in a lump sum on termination. This amount includes an additional one year's base salary in the case of Mr. Steuert as guaranteed in his employment letter.

(3)
The named executive is provided a lump sum cash payment equal to the sum of the executive's highest annual base salary during the three (3) years immediately preceding termination plus target annual incentive for the year, multiplied by 3.0 in the case of Mr. Seaton and 2.0 for other named executives.

(4)
Pursuant to the terms of the named executive's retention agreement, restrictions lapse on unvested restricted stock shares or units and unvested cash payments; and any unvested deferred cash portion of the retention award along with any accrued gains or losses will vest. As of December 31, 2011, the values of the unvested restricted stock unit awards, based on the closing price of the company's common stock on December 31, 2011 ($50.25), were as follows: Mr. Seaton, $1,103,189; Mr. Steuert, $382,855; and Mr. Dobbs, $1,103,189; unvested cash was as follows: Mr. Stanski, $500,000; and the unvested deferred cash was as follows: Mr. Seaton, $1,000,908; and Mr. Dobbs, $1,033,763.

(5)
The named executive forfeits any portion of the award earned in the year of termination.

(6)
Upon Committee approval, the named executive may receive any annual incentive award earned during the fiscal year. This amount represents the 2011 annual incentive target and assumes Committee approval.

(7)
The named executive will receive an annual incentive payment earned for the current year under the 2008 Executive Performance Incentive Plan, pro rated for whole months worked. This amount represents the 2011 annual incentive target.

(8)
For Mr. Steuert and Mr. Dobbs, who are retirement eligible, this amount represents the value of unvested options, restricted shares and restricted units on December 31, 2011 based on the closing price of the company's common stock on December 31, 2011 ($50.25). In the case of Mr. Boeckmann, who retired as an executive from the company effective March 7, 2011, this amount represents the value of the options and restricted stock shares that vested on the date of his retirement (valued at $69.39 on March 7, 2011), as well as the value of the unvested options and restricted stock shares, which will continue to vest on the original vesting schedule as a result of his retirement (valued at the closing price of the company's common stock on December 31, 2011, $50.25). In the case of Mr. Seaton, Mr. Stanski and Mr. Hernandez, pursuant to the terms of the applicable plan(s), they would forfeit any unvested options, shares and units due to being ineligible for retirement.

(9)
This amount represents the value of unvested options, shares and units on December 31, 2011 based on the closing price of the company's common stock on December 31, 2011 ($50.25), which become vested in the event of a qualified termination within two (2) years following a Change in Control; or upon death or a termination due to total and permanent disability.

(10)
Pursuant to the plan, all named executives forfeit any portion of VDI awards that are unvested, even if the performance period has concluded.

(11)
The remaining unvested award is paid out at the Committee-approved performance. This amount represents the Committee-approved rating value of unvested VDI awards as of December 31, 2011.

(12)
This amount represents the present value of the supplemental benefit plan policy, which will be taken as a salary continuation of 120 payments starting at age 65 for Mr. Boeckmann, and a lump sum form of payment for Mr. Steuert.

(13)
This amount represents the death benefit of the supplemental benefit plan policy as of December 31, 2011. In contrast, upon retirement due to total and permanent disability (i) Mr. Steuert would receive his benefit, as elected, in a lump sump (with a present value as of December 31, 2011 of $763,323); and (ii) the total value of all payments, upon retirement due to total and permanent disability, for Mr. Steuert would be $5,602,447.

DIRECTOR COMPENSATION

        Our compensation philosophy for non-management directors is consistent with the philosophy established for the company's named executives. The compensation program is designed to attract and retain directors with the necessary experience to represent the company's stockholders and to advise the company's executive management. The compensation program is also designed to align the Board of Directors' interests with the interests of stockholders over the long term. The company uses a combination of cash and stock-based awards to compensate non-management directors and targets the 50th percentile of compensation survey data from the companies included in the Compensation Peer Group as well as companies from similar industry segments and general industry. Directors who are employees of the company receive no compensation for their service as directors. In addition to the compensation described below, Mr. Boeckmann was provided office space and a dedicated assistant in 2011.

Cash Compensation Paid to Board Members

        Non-management directors receive an annual cash retainer of $105,000, paid quarterly. Chairs of the Organization and Compensation Committee and Governance Committee receive an annual cash retainer in the amount of $10,000; the Chair of the Audit Committee receives an annual cash retainer in the amount of $15,000; and the Lead Independent Director receives an annual cash retainer in the amount of $30,000. In addition, in 2011 the non-executive Chairman of the Board received an annual cash retainer in the amount of $200,000.

Stock-Based Compensation Paid to Board Members

        Non-management directors receive an annual grant of restricted stock shares and restricted stock units with a total market value (based on the fair market value of the company's common stock on the New York Stock Exchange on the date of grant) of $105,000 as of the date of the annual meeting of stockholders. Restrictions on the 2011 awards lapse after one year. If a director leaves the Board prior to the vesting, the portion of any award remaining subject to restrictions is forfeited. Restrictions immediately lapse and the stock vests, however, if an award has been held for at least six (6) months and a director attains the age for mandatory retirement (currently 72 years of age), obtains approval for early retirement, dies, becomes permanently and totally disabled or ceases to serve due to a change in control. Non-management directors are required to own shares or share units in an amount equivalent to five times the annual retainer for Board service within five years of joining the Board.

Deferred Compensation Program for Non-Management Directors

        Directors have the option of deferring receipt of directors' fees until their retirement or other termination of status as a director, pursuant to the Deferred Directors' Fees Program. Directors may elect to have deferred amounts valued as if invested either wholly or partially in company stock or one or more of 14 investment funds. The company does not guarantee the rate of return. Directors electing the Fluor Stock Valuation Fund for deferrals and maintaining that election continuously for five years earn a 25% premium on the deferred amount deemed invested in company stock via the Fluor Stock Valuation Fund. All amounts in the deferral accounts are paid in cash based on their distribution elections.

Former Retirement Plan

        In March 2003, a committee of disinterested directors determined that non-management directors who received restricted stock shares on March 11, 1997 in consideration of the cancellation of the Fluor Corporation Retirement Plan for Outside Directors could make an irrevocable election to surrender such shares upon their retirement, death or disability. The only remaining director who made this election is Mr. Fluor. In lieu of these shares, Mr. Fluor will receive the amount of his accrued retirement benefits at the time of the cancellation of the retirement plan upon his retirement, death or disability. These benefits equal the retainer fees at the time of cancellation multiplied by the number of years he had served prior to the cancellation of the plan. This amount will be paid in a lump sum (reduced to present value based on the 10-year Treasury rate) at retirement.

DIRECTOR SUMMARY COMPENSATION TABLE

        The table below summarizes the total compensation earned by each of the non-management directors in 2011.

(a)	(b)	(c)	(d)	(e)
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)(4)
Ilesanmi Adesida	$52,500	—	$1,937	$54,437
Peter K. Barker	$105,000	$105,038	$53,785	$263,823
Alan M. Bennett	$26,250	—	$6,582	$32,832
Rosemary T. Berkery	$105,000	$105,038	$31,363	$241,401
Alan L. Boeckmann	$228,750	$105,038	$57,282	$391,070
H. Paulett Eberhart	$26,250	—	$6,582	$32,832
Peter J. Fluor	$145,000	$105,038	$62,017	$312,055
James T. Hackett	$105,000	$105,038	$31,363	$241,401
Kent Kresa	$120,000	$105,038	$30,113	$255,151
Dean R. O'Hare	$115,000	$105,038	$28,863	$248,901
Joseph W. Prueher	$105,000	$105,038	$54,238	$264,276
Nader H. Sultan	$105,000	$105,038	$26,363	$236,401
Suzanne H. Woolsey	$105,000	$105,038	$113	$210,151

(1)
The amounts in column (b) represent fees paid for board retainers, committee chair retainers and lead independent director retainer. The amounts for Mr. Adesida and Ms. Eberhart reflect payment for service through their resignation from the Board on May 3, 2011 and February 2, 2011, respectively.

(2)
The amounts in column (c) represent the fair value of the restricted stock share and unit awards granted in 2011. The fair value of these awards is based on the fair market value on the date of grant in accordance with ASC 718, calculated as the closing price of the company's common stock on the New York Stock Exchange on the date of grant. The 2011 annual stock grant made to each director, with the exception of Mr. Adesida, Mr. Bennett and Ms. Eberhart, who were not serving at the time of grant, was based on a fair market value of $65.69, with an overall value of $105,038, of which $63,062 was granted in restricted stock shares and $41,976 was granted in restricted stock units.

  As of December 31, 2011, the directors held unvested restricted stock shares and unvested restricted stock units as detailed in the following table. For Mr. Boeckmann, this amount does not include restricted stock shares or units that were granted to him as an employee, which are reported in the Outstanding Equity Awards at 2011 Fiscal Year End table on page 46.

Name	Restricted Stock Shares	Restricted Stock Units
Ilesanmi Adesida	—	—
Peter K. Barker	960	639
Alan M. Bennett	—	—
Rosemary T. Berkery	1,860	1,239
Alan L. Boeckmann	960	639
H. Paulett Eberhart	—	—
Peter J. Fluor	12,164	763
James T. Hackett	2,646	763
Kent Kresa	1,146	763
Dean R. O'Hare	9,606	763
Joseph W. Prueher	1,146	763
Nader H. Sultan	1,560	1,039
Suzanne H. Woolsey	1,146	763
(3)
The amounts in column (d) may include the following and vary by each director: charitable gift match; business-related spousal travel and the corresponding tax gross-up; company paid premiums on director's life insurance; and company contributed premiums on deferred compensation invested into the Fluor Stock Valuation Fund. All Other Compensation is detailed in a separate Director All Other Compensation table below.

(4)
The amounts in column (e) represent the total of columns (b) through (d).

 DIRECTOR ALL OTHER COMPENSATION

        The following table and related footnotes describe each component of the All Other Compensation column (d) of the Director Summary Compensation Table for 2011.

(a)	(b)	(c)	(d)	(e)	(f)
Name	Charitable Gift Match ($)(1)	Company Contributions to Nonqualified Deferred Compensation ($)(2)	Spousal Travel ($)(3)	Tax Gross-Up ($)(4)	Total ($)(5)
Ilesanmi Adesida	$1,890	$0	$0	$0	$1,937
Peter K. Barker	$5,000	$26,250	$13,219	$9,203	$53,785
Alan M. Bennett	$0	$6,563	$0	$0	$6,582
Rosemary T. Berkery	$5,000	$26,250	$0	$0	$31,363
Alan L. Boeckmann	$0	$57,188	$0	$0	$57,282
H. Paulett Eberhart	$0	$6,563	$0	$0	$6,582
Peter J. Fluor	$0	$36,250	$16,675	$8,979	$62,017
James T. Hackett	$5,000	$26,250	$0	$0	$31,363
Kent Kresa	$0	$30,000	$0	$0	$30,113
Dean R. O'Hare	$0	$28,750	$0	$0	$28,863
Joseph W. Prueher	$5,000	$26,250	$14,014	$8,861	$54,238
Nader H. Sultan	$0	$26,250	$0	$0	$26,363
Suzanne H. Woolsey	$0	$0	$0	$0	$113

(1)
The amounts in column (b) represent company-matched charitable contributions (to a maximum of $5,000 per donor, per fiscal year) made to eligible institutions.

(2)
Amounts in column (c) represent a 25% "premium" contribution made by the company in 2011 on deferred director's fees deemed invested in the Fluor Stock Valuation Fund. These amounts are subject to forfeiture if not held for the five year period as described above.

(3)
Amounts in column (d) represent the incremental cost of business-related spousal travel.

(4)
Amounts in column (e) represent the corresponding tax gross-up for the business-related spousal travel detailed in column (d).

(5)
The amounts in column (f) represent the total of columns (b) through (e) plus premiums of up to $113 paid by the company for each director for non-contributory life insurance benefits.

AMENDMENT OF CERTIFICATE OF INCORPORATION TO
GRANT HOLDERS OF AT LEAST 25% OF THE COMPANY'S OUTSTANDING SHARES OF COMMON STOCK THE RIGHT TO CALL A SPECIAL MEETING OF STOCKHOLDERS

Proposal 3

        Our Board of Directors has unanimously adopted a resolution for approval by our stockholders proposing amendments to our Amended and Restated Certificate of Incorporation (as amended to date, the "Certificate") to allow holders of at least 25% of the company's outstanding shares of common stock the right to call a special meeting of stockholders, subject to limitations and procedures described below.

        Article Eleventh of the Certificate currently provides that special meetings of the stockholders may only be called by the Board or a Board committee and states that special meetings may not be called by any other persons except to the extent provided in the Certificate. Section 2.02 of our Amended and Restated Bylaws (as amended to date, the "Bylaws") contains an identical provision. Thus, stockholders do not presently have the right or ability to call a special meeting of the stockholders.

        The Board's proposal is a result of its ongoing review of our corporate governance principles and also in response to recent stockholder attention and stockholder proposals on this matter. In developing this proposal, the Board (including all members of the Governance Committee) carefully considered the implications of amending our Certificate to allow stockholders to call a special meeting.

        The Board recognizes that providing for a stockholder right to call special meetings is consistent with best corporate governance practices and further recognizes that this practice can enhance stockholder rights and Board accountability. However, special meetings can cause the company to incur substantial expenses and can be potentially disruptive to its normal business operations. Accordingly, the Board believes that special meetings of the stockholders should be extraordinary events that should not be held in close proximity to an annual meeting or when the matters to be addressed have been recently considered or are planned to be considered at another meeting. The Board would continue to have the ability to call special meetings of stockholders when fiduciary obligations or strategic concerns require.

        In addition, the Board believes that a small minority of stockholders should not be entitled to utilize the mechanism of special meetings for their own interests, which may not be shared by the majority of stockholders of the company. Likewise, the Board believes that only stockholders with a true economic interest in the company and full voting rights in company shares should be entitled to exercise the right to call a special meeting.

        In light of these considerations, the Board believes that establishing an ownership threshold of 25%, along with certain procedural requirements and limitations, in order for stockholders to call a special meeting strikes a reasonable balance between enhancing stockholder rights and adequately protecting stockholder interests.

        As a result, the Board has considered the matter, adopted resolutions setting forth the proposed amendment to the Certificate, declared such amendment advisable and unanimously resolved to submit such amendment to our stockholders for consideration.

The Amendment and Related Changes

        If the amendment is approved, Article Eleventh of the Certificate would be amended to allow stockholders that own at least 25% of the outstanding shares of common stock of the company the right, subject to limitations and procedures set forth in our Bylaws, to require the Secretary of the company to call a special meeting of the stockholders.

        In addition, the Board has voted to amend Section 2.02 of our Bylaws contingent upon stockholder approval and implementation of the Certificate amendment. The Bylaw amendment would establish the procedures by which stockholders may require the Secretary of the company to call a special meeting. In order to ensure that stockholders seeking to exercise the right to call a special meeting have a full ownership interest in the company's stock, a stockholder would only be considered to own shares for which the stockholder possesses both the full voting rights pertaining to the shares and the full economic interest in (including the opportunity for profit and risk of loss on) the shares. Under this "net long" provision, borrowed or hedged shares would not count as "owned" shares, but shares that are loaned may count as owned shares provided the stockholder has retained full economic and voting rights over the shares.

        The Bylaw amendment would impose certain procedural requirements on stockholders requesting such a meeting (including the provision of the same information required for stockholder proposals at annual meetings under our advance notice Bylaw provisions). The Bylaw amendment would also impose qualifications designed to prevent duplicative and unnecessary meetings by disallowing requests that:

  •
  are not proper subjects for stockholder action under, or involve a violation of, applicable law;

  •
  are received during the period beginning 90 days prior to the first anniversary of the date of the preceding year's annual meeting of stockholders and ending on the date that is 90 days after the most recent annual meeting of stockholders; or

  •
  relate to an item of business that is identical or substantially similar to an item of business that was presented or is to be presented at any meeting of stockholders held or to be held within six months of the receipt of the request.

        The Bylaw amendment would provide that a special meeting must be called within 90 calendar days after the receipt by the Secretary of the company of valid requests by holders of the requisite number of shares.

        The general description of the proposed amendment to the Certificate set forth above is qualified in its entirety by reference to the text of the proposed amendment, which is attached as Annex A to these proxy materials. Additions to the Certificate are indicated by underlining and deletions to the Certificate are indicated by strike outs.

        If approved, the amendment will become effective upon the filing of a Certificate of Amendment to our Certificate with the Delaware Secretary of State.

Board Recommendation

        The Board of Directors recommends a vote FOR the amendment of our Amended and Restated Certificate of Incorporation to grant holders of at least 25% of the Company's outstanding shares of common stock the right to call a special meeting of the stockholders.

 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Proposal 4

        Consistent with our commitment to good corporate governance, the Board is asking stockholders to ratify the Audit Committee's appointment of Ernst & Young LLP as our independent registered public accounting firm to audit the financial statements of the company for the fiscal year ending on December 31, 2012. In the event the stockholders fail to ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of Fluor and its stockholders.

        A representative of Ernst & Young LLP is expected to be present at the meeting and available to respond to appropriate questions and, although that firm has indicated that no statement will be made, an opportunity for a statement will be provided.

Audit and Other Fees

        The following table presents aggregate fees for professional audit services rendered by Ernst & Young LLP for the audit of the company's annual financial statements for fiscal years 2011 and 2010, and fees billed for other services provided by Ernst & Young LLP for fiscal years 2011 and 2010.

	Fiscal Year Ended (in millions)
	2011	2010
Audit Fees	$7.2	$6.9
Audit-Related Fees(1)	0.8	1.1
Tax Fees(2)	0.8	1.4
All Other Fees	—	—

Total Fees Paid	$8.8	$9.4

(1)
Includes benefit plan audits and accounting and reporting consultations (including financial due diligence).

(2)
For 2011, includes approximately $640,000 for tax compliance services (including preparation and filing of expatriate tax returns) and $160,000 for tax consulting services (including support for tax restructuring and tax due diligence).

Audit Committee's Pre-Approval Policy

        The Audit Committee of our Board has policies and procedures that govern the pre-approval of all audit and non-audit services to be provided by our independent registered public accounting firm and prohibit certain services from being provided by our independent registered public accounting firm. The company may not engage its independent registered public accounting firm to render any audit or non-audit service unless the service is approved in advance by the Audit Committee pursuant to its pre-approval policies and procedures. For any pre-approval, the Audit Committee confirms that such services are consistent with the rules of the Securities and Exchange Commission on auditor independence.

        On an annual basis, the Audit Committee may pre-approve services that are expected to be provided to the company by our independent registered public accounting firm during the fiscal year. Management provides the Audit Committee a quarterly report listing services performed by and fees paid to the independent registered public accounting firm during the current fiscal year. The Audit Committee has delegated authority to the Chair of the Audit Committee to pre-approve any audit or non-audit services to be provided to the company by the independent registered public accounting firm for which the cost is less than $500,000. The Chair must report any pre-approval pursuant to the delegation of authority to the Audit Committee at its next scheduled meeting, and the Audit Committee approves and ratifies the pre-approved service.

Board Recommendation

        The Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending December 31, 2012.

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee assists the Board in fulfilling its oversight responsibility for the:

  •
  company's accounting, reporting and financial practices, including the integrity of its financial statements;

  •
  company's compliance with legal and regulatory requirements;

  •
  independent registered public accounting firm's qualifications and independence;

  •
  performance of the company's internal audit function and independent registered public accounting firm; and

  •
  preparation of this report.

        In carrying out these responsibilities, the Audit Committee, among other things, supervises the relationship between the company and its independent registered public accounting firm, including making decisions with respect to its appointment or removal, reviewing the scope of its audit services, pre-approving audit engagement fees and non-audit services and evaluating its independence. The Audit Committee oversees and evaluates the adequacy and effectiveness of the company's systems of internal and disclosure controls and oversees the internal audit function. The Audit Committee has the authority to investigate any matter brought to its attention and may engage outside counsel for such purpose.

        The company's management is responsible, among other things, for preparing the financial statements and for the overall financial reporting process, including the company's system of internal controls. The independent registered public accounting firm's responsibilities include auditing the financial statements and expressing an opinion on the conformity of the audited financial statements with U.S. generally accepted accounting principles.

        As part of its oversight of the company's financial statements, the Audit Committee reviewed and discussed with management and Ernst & Young LLP, the company's independent registered public accounting firm, the audited financial statements of the company for the fiscal year ended December 31, 2011. The Audit Committee discussed with Ernst & Young LLP, who is responsible for expressing an opinion on the conformity of the audited financial statements with U.S. generally accepted accounting principles and an opinion on the company's internal control over financial reporting, such matters as are required to be discussed under the rules adopted by the Public Company Accounting Oversight Board, relating to the conduct of the audit. The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP, the independent registered public accounting firm, required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence. The Audit Committee has discussed with Ernst & Young LLP the registered public accounting firm's independence from the company and its management, and considered the compatibility of non-audit services with the registered public accounting firm's independence.

        Based on its review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011, for filing with the Securities and Exchange Commission. The Audit Committee has also appointed Ernst & Young LLP as the company's independent registered public accounting firm for 2012.

The Audit Committee
Kent Kresa, Chairman Peter K. Barker Alan M. Bennett Dean R. O'Hare Nader H. Sultan Suzanne H. Woolsey

STOCK OWNERSHIP AND STOCK-BASED HOLDINGS OF
EXECUTIVE OFFICERS AND DIRECTORS

        The following table contains information regarding the beneficial ownership of our common stock as of March 1, 2012 by:

  •
  each director and nominee for director;

  •
  each executive officer named in the Summary Compensation Table above; and

  •
  all current directors and executive officers of the company as a group.

        Except as otherwise noted, the individual or his or her family members had sole voting and investment power with respect to such shares.

Name of Beneficial Owner	Shares Beneficially Owned(1)	Fluor Stock-Based Holdings(2)	Percent of Shares Beneficially Owned(3)
Directors:
Peter K. Barker	11,024	21,381	*
Alan M. Bennett	—	1,137	*
Rosemary T. Berkery	2,666	6,532	*
Peter J. Fluor	78,400	268,224	*
James T. Hackett	17,392	29,999	*
Kent Kresa	14,392	40,525	*
Dean R. O'Hare	27,944	67,680	*
Joseph W. Prueher	11,711	26,335	*
David T. Seaton(4)	153,669	262,170	*
Nader H. Sultan	2,957	9,819	*
Suzanne H. Woolsey	7,669	8,432	*
Named Executives:
Alan L. Boeckmann(5)	418,987	451,391	*
Stephen B. Dobbs	83,148	115,109	*
Carlos M. Hernandez	51,640	73,155	*
Bruce A. Stanski	22,103	35,655	*
D. Michael Steuert	110,413	132,106	*
All directors and executive officers as a group (23 persons)	1,222,050	1,837,666.72%

*
owns less than 1% of the outstanding common stock

(1)
The number of shares of common stock beneficially owned by each person is determined under rules promulgated by the Securities and Exchange Commission. Under these rules, a person is deemed to have "beneficial ownership" of any shares over which that person has or shares voting or investment power, plus any shares that the person may acquire within 60 days, including through the exercise of stock options or vesting of restricted stock units. This number of shares beneficially owned therefore includes all restricted stock, shares held in the company's 401(k) plan, and shares that may be acquired within 60 days pursuant to the exercise of stock options or vesting of restricted stock units. Included in the number of shares beneficially owned by Mr. Boeckmann, Mr. Dobbs, Mr. Hernandez, Mr. Seaton, Mr. Stanski and Mr. Steuert, and all directors and executive officers as a group, are 186,080, 41,336, 36,846, 94,934, 18,313, 77,361 and

  592,909 shares, respectively, subject to stock options exercisable or restricted stock units vesting within 60 days after March 1, 2012.

(2)
Combines beneficial ownership of shares of our common stock with (i) deferred directors' fees held by certain non-management directors as of March 1, 2012, in an account economically equivalent to our common stock (but payable in cash as described in "Director Compensation" on page 58 of this proxy statement), (ii) restricted stock units held by directors (which are payable in cash upon vesting of tandem restricted stock), (iii) restricted stock units held by executive officers (which are payable in shares of common stock upon vesting) and (iv) performance units held by executive officers (which are payable in cash or shares of common stock upon vesting, as elected by the executive officer). This column indicates the alignment of the named individuals and group with the interests of the company's stockholders because the value of their total holdings will increase or decrease correspondingly with the price of Fluor's common stock. The additional amounts described in clauses (i), (ii) and (iii) of this footnote are not included in the calculation of the percentages contained in the Percent of Shares Beneficially Owned column of this table.

(3)
The percent ownership for each stockholder on March 1, 2012 is calculated by dividing (i) the total number of shares beneficially owned by the stockholder by (ii) 169,111,256 shares (the total number of shares outstanding on March 1, 2012) plus any shares acquirable (including upon exercise of stock options or vesting of restricted stock units) by that person within 60 days after March 1, 2012.

(4)
This individual is also a named executive.

(5)
Includes 9,027 shares held in a margin account and deemed to be pledged as of February 28, 2012.

 STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        The following table contains information regarding the beneficial ownership of our common stock as of March 1, 2012 by the stockholders our management knows to beneficially own more than 5% of our outstanding common stock. The percentage of ownership is calculated using the number of outstanding shares on March 1, 2012.

Name of Beneficial Owner	Shares Beneficially Owned		Percent of Class
JPMorgan Chase & Co.	9,906,081	(1)	5.9%
BlackRock, Inc.	9,862,635	(2)	5.8%

(1)
Based on information contained in Schedule 13G filed with the Securities and Exchange Commission on January 19, 2012 by JPMorgan Chase & Co. ("JPMorgan"), which indicates that JPMorgan has sole voting power relative to 8,434,110 shares and sole dispositive power relative to 9,848,909 shares. The address of JPMorgan is 270 Park Avenue, New York, NY 10017.

(2)
Based on information contained in Amendment No. 2 to Schedule 13G filed with the Securities and Exchange Commission on February 13, 2012 by BlackRock, Inc. ("BlackRock"), which indicates that BlackRock and certain of its subsidiaries have sole voting power and sole dispositive power relative to 9,862,635 shares. The address of BlackRock is 40 East 52nd Street, New York, NY 10022.

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and holders of more than 10% of Fluor common stock to file with the Securities and Exchange Commission reports regarding their ownership and changes in ownership of our securities. Based solely upon a review of filings with the Securities and Exchange Commission, a review of company records and written representations by our directors and executive officers, the company believes that Mr. Boeckmann made one late filing on Form 4 relating to the vesting of restricted stock upon his retirement and each of David R. Dunning and John L. Hopkins filed an amendment to correct an earlier understatement of shares granted. In addition, each of Messrs. Barker and Sultan made one late filing relating to a vesting of restricted shares and units.

OTHER BUSINESS

        The company does not intend to present any other business for action at the Annual Meeting and does not know of any other business intended to be presented by others.

ADDITIONAL INFORMATION

Expenses of Solicitation and "Householding" of Proxy Materials

        The expense of the proxy solicitation will be paid by the company. Some officers and employees may solicit proxies personally, by telephone or electronically, without additional compensation. Georgeson & Company Inc. has been engaged to assist in the solicitation for which it will receive approximately $14,000, plus reimbursement of reasonable expenses incurred on our behalf. The company also expects to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of the company's common stock.

        The Securities and Exchange Commission has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of the Notice or certain proxy materials addressed to those stockholders. This process, which is commonly referred to as "householding," potentially provides extra convenience for stockholders and cost savings for companies. The company and some brokers will be householding the Notice and proxy materials for stockholders who do not participate in electronic delivery of proxy materials, unless contrary instructions are received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding the Notice or proxy materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of the Notice or proxy materials, or if you share an address with another stockholder and you would prefer to receive a single copy of the Notice or proxy materials instead of multiple copies, please notify Fluor's investor relations department at (469) 398-7220, Fluor Corporation, 6700 Las Colinas Boulevard, Irving, Texas 75039 or, if your shares are held in a brokerage account, your broker. The company promptly will deliver to a stockholder who received one copy of the Notice or proxy materials as the result of householding a separate copy of the Notice or proxy materials upon the stockholder's written or oral request directed to Fluor's investor relations department at (469) 398-7220, Fluor Corporation, 6700 Las Colinas Boulevard, Irving, Texas 75039. Please note, however, that if you wish to receive a paper proxy card or other proxy materials for purposes of this year's Annual Meeting, you should follow the instructions provided in the Notice.

Advance Notice Procedures

        Under the company's Amended and Restated Bylaws, no nominations of directors or other business may be brought before an annual meeting by a stockholder unless written notice is delivered to the company's Secretary (containing certain information specified in the Amended and Restated Bylaws about the stockholder and the proposed action) not less than 90 nor more than 120 days prior to the first anniversary of the preceding year's annual meeting—that is, with respect to the 2013 annual meeting, between January 3, 2013 and February 2, 2013. However, in the event that the 2013 annual meeting is to be held on a date that is more than 30 days before or more than 70 days after May 3, 2013 (the first anniversary of the 2012 Annual Meeting), then such notice must be received not earlier than the 120th day and not later than the later of the 90th day prior to the date of the 2013 annual meeting or the 10th day following the day on which public announcement of the date of the 2013 annual meeting is first made by the company. These requirements are separate from the Securities and Exchange Commission's requirements that a stockholder must meet in order to have a stockholder proposal included in the company's proxy statement. Any notices should be sent to: Carlos M. Hernandez, Chief Legal Officer and Secretary, Fluor Corporation, 6700 Las Colinas Boulevard, Irving, Texas 75039. If a stockholder fails to meet these deadlines and fails to satisfy the requirements of Rule 14a-4 under the Securities Exchange Act of 1934, as amended, the company may exercise discretionary voting authority under proxies it solicits to vote on any such proposal as it determines appropriate.

Stockholder Proposals for the 2013 Annual Meeting

        Stockholders interested in submitting a Rule 14a-8 proposal for inclusion in the proxy materials for the annual meeting of stockholders in 2013 may do so by following the procedures prescribed in Rule 14a-8, under the Securities Exchange Act of 1934, as amended. To be eligible for inclusion, stockholder proposals must be received by the company's Secretary no later than November 13, 2012. Any proposals should be sent to: Carlos M. Hernandez, Chief Legal Officer and Secretary, Fluor Corporation, 6700 Las Colinas Boulevard, Irving, Texas 75039.

Electronic Voting

        Use of the Internet or telephonic voting procedures described on page 1 of this proxy statement constitutes your authorization of Broadridge Financial Solutions, or in the case of shares held in company retirement plans, the trustee, to deliver a proxy card on your behalf to vote at the Annual Meeting in accordance with your Internet or telephonically communicated instructions.

Electronic Delivery of Our Stockholder Communications

        If you received the Notice or proxy materials by mail, we strongly encourage you to conserve natural resources and reduce your company's printing and processing costs by signing up to receive your stockholder communications via e-mail. With electronic delivery, we will notify you via e-mail as soon as the annual report and the proxy statement are available on the Internet, and you can submit your vote easily online. Electronic delivery can help reduce the number of bulky documents in your personal files and eliminate duplicate mailings. Your electronic delivery enrollment will be effective until you cancel it. To sign up for electronic delivery, go to http://enroll.icsdelivery.com/fluor. This link is also available in the investor relations section of our website at www.fluor.com. If you have questions about electronic delivery, please call our investor relations department at (469) 398-7220.

Annual Report

        Any stockholder who would like a copy of our 2011 Annual Report on Form 10-K may obtain one, without charge, by addressing a request to the Corporate Secretary, Fluor Corporation, 6700 Las Colinas Boulevard, Irving, TX 75039. You may also obtain a copy of the Form 10-K from the investor relations section of our website at www.fluor.com by clicking on "Financial Information" and "SEC Filings."

Carlos M. Hernandez Senior Vice President, Chief Legal Officer and Secretary

March 13, 2012
Irving, Texas

Annex A

Proposed Amendment to
Grant Holders of At Least 25% of the Company's Outstanding Shares of Common Stock the Right to Call a Special Meeting of Stockholders

        ELEVENTH: Special meetings of the stockholders of the Corporation ~~for any purpose or purposes~~(1) may be called at any time by the Board or by a committee of the Board which has been duly created by the Board and whose powers and authority, as provided in a resolution of the Board or in the Bylaws of the Corporation, include the power to call such meetings, ~~but such special meetings may not be called by any other person~~ for any purpose or purposes proper under applicable law; or ~~persons; provided, however, that if and to the extent that any special meeting of stockholders~~ (2) may be called by any other person or persons ~~specified in~~ if and as to any matter authorized pursuant to any provisions of the Certificate of Incorporation or any amendment thereto or any certificate filed under Section 151(g) of the General Corporation Law of the State of Delaware (or its successor statute as in effect from time to time hereafter), ~~then such special meeting may also be called by the person or persons,~~ in the manner, at the times and for the purposes so ~~specified.~~ authorized; or (3) shall be called by the Secretary of the Corporation at the written request of one or more stockholders of the Corporation that own at least twenty-five percent (25%) of the outstanding shares of Common Stock of the Corporation, provided such meeting and such request complies with any terms, conditions, procedures and/or limitations as may be set forth in the Bylaws of the Corporation. The Bylaws shall specify the manner of calculating percentage ownership under clause (3) above.

A-1

 Directions to the
Fluor Corporation 2012 Annual Stockholders Meeting

Thursday, May 3, 2012, beginning at 9:00 a.m. Central Daylight Time
Fluor Corporation
6700 Las Colinas Boulevard
Irving, Texas 75039

NORTH
Freeport Parkway
N Belt Line Road
N MacArthur Blvd
Line Road
W Royal Line
Kinwest Pkwy
Lyndon B. Johnson Freeway
John W Carpenter Fwy
President George Bush Turnpike
International Pkwy
Dallas Fort Worth Airport
Airfield Drive
W Walnut Hill Lane
Hidden Ridge
Las Colinas Blvd
Riverside Dr
Stemmons Fwy
W Northwest Hwy
East Las Colinas Blvd
N Oconnor Road
E John W Carpenter Fwy
Northgate Dr
University of Dallas
S Belt Line Road
N Story Road
W Airport Fwy
E Airport Fwy
Regal Row
Marsh Lane
Love Field Airport
Lemmon Ave
Cedar Springs Road
W Mockingbird Ln
Irving Blvd
Inwood Road
121
97
114
635
35E
161
348
12
482
183

★ **Fluer Corporation**
6700 Las Colinas Boulevard, Irving, Texas 75039
(469) 398-7000

CA20100067

From DFW Airport:	From Love Field:
Leaving the airport, take the north exit	Leaving the airport, turn right on Mockingbird Ln.
Travel east on TX 114	Travel west on TX 183 to TX 114 W
Take the MacArthur Blvd. exit and turn left	Take the MacArthur Blvd. exit and turn right
Turn right onto Fluor Drive	Turn right onto Fluor Drive
End at Fluor Corporation entrance	End at Fluor Corporation entrance

1 1 000000000000 NAME THE COMPANY NAME INC. - COMMON 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS A 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS B 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS C 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS D 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS E 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS F 123,456,789,012.12345 THE COMPANY NAME INC. - 401 K 123,456,789,012.12345 x 02 0000000000 JOB # 1 OF 2 1 OF 2 PAGE SHARES CUSIP # SEQUENCE # THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date CONTROL # SHARES 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0000126748_1 R1.0.0.11699 FLUOR CORPORATION 6700 LAS COLINAS BLVD. IRVING, TX 75039 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 5:59 P.M. Eastern Time on May 1, 2012 (benefit plan shares) or 11:59 P.M. Eastern Time on May 2, 2012 (registered shares). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 5:59 P.M. Eastern Time on May 1, 2012 (for shares allocable to a benefit plan account) or 11:59 P.M. Eastern Time on May 2, 2012 (for registered shares). Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following: For Against Abstain 1. Election of Directors Nominees A Peter K. Barker B Alan M. Bennett C Dean R. O'Hare D David T. Seaton The Board of Directors recommends you vote FOR proposals 2, 3 and 4: For Against Abstain 2. An advisory vote to approve the company's executive compensation. 3. The amendment of our Amended and Restated Certificate of Incorporation to grant holders of at least 25% of the company's outstanding shares of common stock the right to call a special meeting of stockholders. 4. The ratification of the appointment by our Audit Committee of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending December 31, 2012. NOTE: I also authorize my proxies to vote in their discretion with respect to such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000126748_2 R1.0.0.11699 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com. FLUOR CORPORATION Annual Meeting of Stockholders This proxy is solicited by the Board of Directors The undersigned, a stockholder of Fluor Corporation, a Delaware corporation, revoking any proxy previously given, hereby constitutes and appoints C.M. Hernandez and E.P. Helm, or either of them, the true and lawful agents and proxies of the undersigned with full power of substitution in each, to vote the shares of common stock of Fluor Corporation standing in the name of the undersigned at the Annual Meeting of Stockholders of Fluor Corporation, on Thursday, May 3, 2012 at 9:00 a.m. Central Daylight Time, and at any adjournment or postponement thereof with respect to the proposals listed on the reverse side of this proxy card and upon such other matters as may be properly presented. If you are a stockholder of record, this proxy card when properly executed will be voted as directed by the undersigned stockholder and in accordance with the discretion of the proxies as to any other matters that are properly presented. Unless otherwise directed, this proxy card will be voted FOR the election of the four nominees for director, FOR the advisory resolution to approve executive compensation, FOR the amendment of our Amended and Restated Certificate of Incorporation to grant holders of at least 25% of the company's outstanding shares of common stock the right to call a special meeting of stockholders, and FOR the ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the year ending December 31, 2012. If you are a participant in a 401(k) or other retirement plan sponsored by Fluor Corporation or a subsidiary (the "Company Retirement Plans"), this proxy represents the number of Fluor Corporation shares allocable to that plan account as well as other shares registered in your name. As a participant in and a named fiduciary under the Company Retirement Plans, you have the right to direct the Northern Trust Company, as trustee, how to vote the shares of Fluor Corporation allocated to the plan account as well as a portion of any shares for which no timely voting instructions are received from other participants with respect to Proposals 2-4. If the trustee does not receive voting instructions from you by 5:59 p.m. Eastern Daylight Time on May 1, 2012, the trustee will vote FOR the nominees for Director in Proposal 1 and, with respect to Proposals 2-4, will vote the shares allocated to the plan account in the same proportion as it votes the shares for which it has received such instructions unless to do so would be inconsistent with the trustee's duties. If other matters come before the meeting, the named proxies will vote plan shares on those matters in their discretion. Continued and to be signed on reverse side FLUOR CORPORATION 2012 Annual Meeting of Stockholders May 3, 2012 You are cordially invited to attend the 2012 Annual Meeting of Stockholders which will be held on Thursday, May 3, 2012, beginning at 9:00 a.m. Central Daylight Time, at: Fluor Corporation Headquarters 6700 Las Colinas Blvd. Irving, TX 75039 A map is included on the last page of the proxy statement. ADMITTANCE TICKET This ticket entitles you, the stockholder, to attend the 2012 Annual Meeting. Please bring it with you. Only stockholders with valid identification and proof of stock ownership will be admitted. We look forward to welcoming you on Thursday, May 3, 2012.